Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

EQUITY BANCSHARES, INC.,

EQUITY BANK,

DOCKING BANCSHARES, INC.

AND

CITY BANK AND TRUST COMPANY

Dated as of June 12, 2018

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(continued)

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(continued)

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(continued)

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(continued)

		Page
Section 11.14	Public Disclosure	76
Section 11.15	Extension; Waiver	77
Section 11.16	Amendment	77
Section 11.17	No Third Party Beneficiaries	77

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EXHIBITS

Exhibit “A-1”	Form of Director Support Agreement for Directors Residing in Kansas

Exhibit “A-2”	Form of Director Support Agreement for Directors Residing in Oklahoma

Exhibit “B”	Form of Director Release

Exhibit “C”	Form of Officer Release

SCHEDULES

Docking Confidential Schedule

EQBK Confidential Schedule

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is effective as of June 12, 2018, by and among Equity Bancshares, Inc. (“EQBK”), a Kansas corporation and registered bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHCA”), Equity Bank (“Equity Bank”), a Kansas state bank with its principal office in Andover, Kansas, Docking Bancshares, Inc. (“Docking”), a Kansas corporation and registered bank holding company under the BHCA, and City Bank and Trust Company (the “Bank”), an Oklahoma state bank with its principal office in Guymon, Oklahoma.

RECITALS

WHEREAS, EQBK is the holder of all of the outstanding capital stock of Equity Bank;

WHEREAS, Docking is the holder of all of the outstanding capital stock of the Bank;

WHEREAS, EQBK desires to acquire the Bank from Docking, through the forward merger of the Bank with and into Equity Bank, with Equity Bank surviving, on the terms and conditions set forth below (the “Merger”);

WHEREAS, the Merger shall be treated as a taxable sale of the Bank’s assets for federal and state income tax purposes;

WHEREAS, the Board of Directors of EQBK (the “EQBK Board”), the Board of Directors of Equity Bank (the “Equity Bank Board”), the Board of Directors of Docking (the “Docking Board”), and the Board of Directors of the Bank (the “Bank Board”) have each determined that it is advisable and in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for in this Agreement;

WHEREAS, the aggregate value of the merger consideration that EQBK will pay to Docking is equal to $18,900,000; provided, however, the aggregate merger consideration may change from such amount and will be calculated and paid in accordance with the terms and conditions of this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement for EQBK to enter into this Agreement, certain directors of the Bank have entered into Director Support Agreements in the form attached hereto as Exhibit “A-1” and certain other directors of the Bank have entered into Director Support Agreements in the form attached hereto as Exhibit “A-2” (collectively, the “Director Support Agreements”) in connection with the Merger; and

WHEREAS, the parties hereto desire to set forth certain representations, warranties and covenants made by each to the other as an inducement to the execution and delivery of this Agreement and certain additional agreements related to the transactions contemplated hereby:

AGREEMENT

NOW, THEREFORE, for and in consideration of the foregoing and of the mutual representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the conditions set forth below, the parties, intending to be legally bound, undertake, promise, covenant and agree with each other as follows:

ARTICLE I

MERGER

Section 1.01    Merger of the Bank with and into Equity Bank. Subject to the terms and conditions of this Agreement, at the Effective Time, the Bank shall merge with and into Equity Bank, with Equity Bank surviving, in accordance with Kansas Statutes Annotated §§ 9-1724 and 17-6702, Oklahoma General Corporation Act (“OGCA”) § 1082 and Oklahoma Banking Code §§ 1101, et seq. Upon consummation of the Merger, the separate corporate existence of the Bank shall terminate.

Section 1.02    Effects of the Merger. At the Effective Time, the corporate existence of the Bank shall be merged into and continued in Equity Bank, as the bank surviving the Merger (the “Surviving Bank”), and the Surviving Bank shall be deemed to be the same corporation as Equity Bank and the Bank. The name of the Surviving Bank shall be “Equity Bank.” The existing office of Equity Bank located at 345 North Andover Road, Andover, Kansas 67002, shall be the main office of the Surviving Bank, and the existing offices and facilities of Equity Bank and the Bank immediately preceding the Merger will become offices and facilities of the Surviving Bank following the Merger. At the Effective Time, all rights, franchises and interests of Equity Bank and the Bank in and to every type of property (real, personal and mixed) and choses in action shall be transferred to and vested in the Surviving Bank by virtue of the Merger without any deed or other transfer. At the Effective Time, the Surviving Bank, without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by Equity Bank and the Bank, respectively, at the Effective Time. At the Effective Time, the Surviving Bank shall be liable for all liabilities of Equity Bank and the Bank, respectively; and all deposits, debts, liabilities, obligations and contracts of Equity Bank and the Bank, respectively, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account or records of Equity Bank or the Bank, as the case may be, including all liabilities of Equity Bank and the Bank for taxes, whether existing at the Effective Time or arising as a result of or pursuant to the Merger, shall be those of the Surviving Bank and shall not be released or impaired by the Merger; and all rights of creditors and other obligees and all liens on property of either Equity Bank or the Bank shall be preserved unimpaired.

Section 1.03    Articles of Incorporation and Bylaws. At the Effective Time, the Articles of Incorporation and Bylaws of Equity Bank shall continue in effect as the Articles of Incorporation and Bylaws of the Surviving Bank until the same shall be amended and changed as provided by Law.

Section 1.04    Directors and Officers. At the Effective Time, the directors and executive officers of Equity Bank shall continue as the directors and executive officers of the Surviving Bank, and each of such persons shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of Incorporation and Bylaws of the Surviving Bank or as otherwise provided by Law.

Section 1.05    Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any further action on the part of EQBK, Equity Bank, Docking or the Bank or any holder of record of the following securities:

(a)    Each share of Class A common stock, par value $0.01 per share, of EQBK (“EQBK Class A Stock”) and Class B common stock, par value $0.01 per share, of EQBK (“EQBK Class B Stock”), issued and outstanding immediately prior to the Effective Time, shall remain issued and outstanding and shall not be affected by the Merger.

(b)    Each share of common stock, par value $60.00 per share, of Equity Bank, issued and outstanding immediately prior to the Effective Time, shall remain issued and outstanding and shall not be affected by the Merger.

(c)    Each share of common stock, par value $10.00 per share, of Docking (“Docking Stock”), issued and outstanding immediately prior to the Effective Time, shall remain issued and outstanding and shall not be affected by the Merger.

(d)    Each share of common stock, par value $100.00 per share, of the Bank (“Bank Stock”), issued and outstanding immediately prior to the Effective Time, except for the Cancelled Shares, shall cease to be outstanding and shall automatically be converted into and become the right to receive, without interest, the Per Share Merger Consideration (the aggregate for all holders of Bank Stock entitled to receive the Per Share Merger Consideration under the terms of this Agreement, the “Merger Consideration”).

(e)    At the Effective Time, each share of Bank Stock converted into the right to receive the Per Share Merger Consideration pursuant to this Section 1.05 shall no longer be outstanding and shall automatically be cancelled and cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such shares of Bank Stock shall thereafter cease to have any rights with respect to such shares of Bank Stock, except the right to receive, upon surrender of the certificate(s) representing any such shares of Bank Stock in accordance with Section 2.02 hereof, the Per Share Merger Consideration for such shares.

(f)    Any shares of Bank Stock that are owned immediately prior to the Effective Time by the Bank, EQBK or their respective Subsidiaries (other than (i) shares of Bank Stock held, directly or indirectly, in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity that are beneficially owned by third parties and (ii) shares of Bank Stock held in respect of a debt previously contracted) shall be canceled and extinguished without any conversion thereof or consideration therefor (the “Cancelled Shares”).

(g)    At the Effective Time, the stock transfer books of the Bank shall be closed, and no transfer of Bank Stock theretofore outstanding shall thereafter be made.

Section 1.06    Calculation of Consideration.

(a)    For purposes of this Agreement, the following terms shall have the meanings set forth below:

(i)    “Bank Merger Costs” means (A) the cost of terminating any employment related agreements and obligations (including any non-competition agreements, option agreements or equity based plans); (B) the transaction costs, fees and expenses (including, without limitation, all legal, accounting, and financial advisory fees and expenses, including any cost to obtain any opinion as to the financial fairness of the Merger) incurred by the Bank; (C) the payments owed by the Bank to those employees and in such amounts listed on Docking Confidential Schedule 1.06, including, without limitation, any severance, stay-pay or retention bonus amounts or change in control payments (all of which shall be reflected on Docking Confidential Schedule 1.06 including the name of the recipient, the amount of such payment and with respect to any stay-pay or retention bonus arrangements, the date through which the recipient must remain employed by the Surviving Bank to receive the stay-pay or retention bonus amount); (D) a mutually agreeable estimate of the cost of obtaining a determination letter from the Internal Revenue Service (“IRS”) in connection with the termination of any Retirement Plan; (E) any federal or state income Tax obligations, franchise Tax obligations or real property Tax obligations incurred prior to the Effective Time; (F) the amount of all of the costs, fees, expenses, contract payments, penalties or liquidated damages incurred or to be incurred by the Bank in connection with any contract termination required pursuant to this Agreement, including, without limitation, all costs, fees, expenses, contract payments, penalties or liquidated damages associated with the termination of the contracts required by Section 5.13(a) (to the extent required to be paid by the Bank thereunder) and the termination of the data processing or technology contracts contemplated by Section 5.13(b) hereof; (G) any unrealized gains or any unrealized losses (as the case may be) in the Bank’s securities portfolio due to mark-to-market adjustments required by GAAP as of the Calculation Date; (H) a mutually agreeable estimate of the cost of preparing the state income Tax Returns of the Bank for the period from January 1, 2018 through the Closing Date; (I) any unrecorded liabilities regardless of materiality, including, without limitation, accrued paid time-off through the Closing Date; and (J) other amounts mutually agreed upon in writing by EQBK and Docking; provided, further, that any amounts paid or incurred by EQBK on behalf of the Bank in the aforementioned categories shall constitute Bank Merger Costs. In addition, any dividends (whether paid or declared) by the Bank shall have been recorded by the Bank as a reduction of Adjusted Equity. For purposes of the calculation of Adjusted Equity, the amount of the Adjusted Equity shall reflect the after-tax amount of the foregoing adjustments calculated in accordance with GAAP.

(ii)    “Adjusted Equity” means the sum of the Bank’s capital, surplus and retained earnings accounts less all intangible assets, calculated as of the Calculation Date and in accordance with GAAP consistently applied, and adjusted to reflect, without duplication, (A) the payment of, or accrual for, or accounting for all Bank Merger Costs and (B) any dividends or distributions (whether accrued or paid). Adjusted Equity shall not include any deduction for any severance costs related to a Terminated Employee. To the extent not included in the calculation of Adjusted Equity, the amount of Adjusted Equity shall be increased by the product of the number of days between and including the Calculation Date and the Closing Date multiplied by the daily average net income of the Bank for the full calendar month that immediately precedes the month during which the Closing Date occurs adjusted to account for any material nonrecurring items of income and expense (exclusive of any hedging related expenses), less the amount of any dividends paid for such period.

(iii)    “Adjusted Cash Amount” means an amount of cash equal to the difference of (A) $18,900,000, minus (B) the Equity Adjustment.

(iv)    “Calculation Date” means the close of business on the fifth Business Day immediately preceding the Closing Date, or such other date as mutually agreeable to the parties hereto.

(v)    “Equity Adjustment” means the product of (A) 1.4, multiplied by (B) difference of (x) Minimum Equity, minus (y) Adjusted Equity; provided, that if the amount of the Adjusted Equity is greater than the Minimum Equity, then the Equity Adjustment shall be zero.

(vi)    “Minimum Equity” means $13,500,000.

(vii)    “Per Share Merger Consideration” means $1,890; provided, however, that if the Equity Adjustment is greater than zero, then the Per Share Merger Consideration shall be equal to the quotient of (A) the Adjusted Cash Amount, divided by (B) the number of the shares of Bank Stock outstanding immediately prior to the Effective Time, except for the Cancelled Shares.

Section 1.07    Special Dividend. At or prior to Closing, the Bank may pay a special dividend to Docking as forth on Docking Confidential Schedule 1.07 and will take the actions set forth on such schedule (such dividend together with such actions, the “Special Dividend”).

Section 1.08    Tax Treatment / Section 1060 Allocation.

(a)    EQBK and Docking intend for the Merger to be a taxable asset sale for federal income tax purposes. All provisions within this Agreement shall, for federal income Tax purposes (and state income Tax purposes to the extent permitted thereunder), be interpreted consistent with that intent. EQBK and Docking shall each use their reasonable best efforts to take such actions and execute such documents as may be necessary to enable the Merger to be treated as a sale of the Bank’s assets for federal and state income Tax purposes. Neither Docking nor EQBK shall take any action that would result in the Merger not being treated as a sale of the Bank’s assets for federal income Tax purposes (and state income Tax purposes to the extent permitted thereunder).

(b)    Within sixty (60) days after the Closing Date, EQBK shall prepare and deliver to Docking a schedule setting forth (i) the cash consideration paid to Docking in the Merger, (ii) the liabilities assumed in the Merger, and (iii) EQBK’s proposed allocation of the sum of (i) and (ii) (the “Purchase Price Allocation”). The Purchase Price Allocation shall be consistent with the methodology set forth on Docking Confidential Schedule 1.08(b). For purposes of the parties’ federal income Tax returns, the Purchase Price Allocation shall be made in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”), the applicable Treasury Regulation issued under Section 1060 of the Code, and other applicable federal income Tax guidance, including the instructions to the appropriate IRS forms. The Purchase Price Allocation shall be reflected on the appropriate IRS forms, including IRS Form 8594, and included in the returns of Docking and EQBK for their respective Tax years which include the Closing Date with respect to Docking and the day after the Closing Date with respect to EQBK. To the extent that the asset sale is subject to Tax by any state or local jurisdiction, the Purchase Price Allocation relative to such state or local returns shall similarly be made in accordance with the comparable state or local guidance as appropriate.

(c)    The parties agree upon and after delivery of the Purchase Price Allocation schedule referred to in Section 1.08(b), to have good faith discussions of any and all differences of view which may arise between them regarding the material contained therein. If within a period of thirty (30) days after delivery of the Purchase Price Allocation schedule, or such extension of this discussion period as mutually agreed by the parties, the parties have not agreed upon the Purchase Price Allocation schedule, then within ten (10) days thereafter, Docking will deliver to EQBK a written statement describing Docking’s objections to the Purchase Price Allocation schedule and all grounds therefor. Docking’s objections to the Purchase Price Allocation schedule shall be resolved by the Arbitrating Accounting Firm as provided in Section 1.08(d). After there is an agreement between EQBK and Docking, the Purchase Price Allocation shall be used for purposes of reporting the deemed sale of assets of the Bank in connection with the transactions contemplated by this Agreement. EQBK and Docking hereby agree that they will report the federal, state, foreign and other Tax consequences of the transactions contemplated by this Agreement in a manner consistent with the Purchase Price Allocation, adjusted as appropriate by the parties’ respective transaction costs, which will not be included in the Purchase Price Allocation schedule but must be included in the parties’ actual tax filings.

(d)    If the parties cannot agree upon the Purchase Price Allocation, an Arbitrating Accounting Firm (as defined below) shall be instructed to resolve any disputes referred to it pursuant to this Section 1.08 within fourteen (14) days after such referral. The resolution of disputes by the Arbitrating Accounting Firm shall be set forth in writing and shall be conclusive and binding upon all parties. The fees and expenses of the Arbitrating Accounting Firm shall be apportioned by the Arbitrating Accounting Firm based on the degree to which each party’s claims were unsuccessful and shall be paid by the parties in accordance with such determination. For example, if pursuant to this Section 1.08, Docking submitted an objection affecting the amount of Tax due in the amount of $100,000 and prevailed as to $45,000 of the amount, then Docking would bear 55% of the fees and expenses of the Arbitrating Accounting Firm and EQBK would bear 45% of such fees and expenses. The “Arbitrating Accounting Firm” shall be an independent certified public accounting firm mutually acceptable to EQBK and Docking (or, if the parties cannot agree within seven (7) days on such a firm, KCoe Isom, LLP).

ARTICLE II

THE CLOSING AND THE CLOSING DATE

Section 2.01    Time and Place of the Closing and Closing Date.

(a)    On a date mutually acceptable to EQBK and Docking within thirty (30) days after the receipt of all necessary regulatory, corporate and other approvals and the expiration of any mandatory waiting periods (the “Closing Date”), as may be extended by mutual agreement of the parties for a reasonable period to facilitate a Calculation Date on month-end in the event the parties so agree, a meeting will take place at which the parties to this Agreement will exchange certificates, letters and other documents in order to determine whether all of the conditions set forth in Article VII and Article VIII have been satisfied or waived or whether any condition exists that would permit a party to this Agreement to terminate this Agreement. If none of the foregoing conditions then exists or if no party elects to exercise any right it may have to terminate this Agreement, then the parties will execute such documents and instruments as may be necessary or appropriate in order to effect the Merger and the other transactions contemplated by this Agreement (the “Closing”).

(b)    The Merger and other transactions contemplated by this Agreement shall become effective on the date and at the time specified in (i) the certificate of merger, reflecting the Merger, filed with the Secretary of State of the State of Oklahoma in accordance with the OGCA, and (ii) the certificate of merger, reflecting the Merger, filed with the Secretary of State of the State of Kansas in accordance with the KGCC (the “Effective Time”). The parties will use their commercially reasonable efforts to cause the Effective Time to occur on the same date as the Closing Date, but in no event will the Effective Time occur more than one (1) day after the Closing Date.

(c)    The Closing will take place at the offices of Norton Rose Fulbright US LLP located at 2200 Ross Avenue, Suite 3600, Dallas, Texas 75201 at 10:00 a.m. on the Closing Date, or at such other time and place to which the parties may agree.

Section 2.02    Actions to be Taken at the Closing by Docking and the Bank. At the Closing, Docking and the Bank will execute and acknowledge, or cause to be executed and acknowledged, and deliver to EQBK and Equity Bank such documents and certificates contemplated to be delivered pursuant to this Agreement or reasonably necessary to evidence the transactions contemplated by this Agreement, including the following (all of such actions constituting conditions precedent to the obligations of EQBK and Equity Bank to close hereunder):

(a)    One or more certificates evidencing and representing all of the shares of Bank Stock, duly endorsed by Docking in blank or accompanied by stock powers signed by Docking in blank;

(b)    True, correct and complete copies of Docking’s articles of incorporation and all amendments thereto, duly certified as of a recent date by the Secretary of State of the State of Kansas;

(c)    True, correct and complete copies of the Bank’s certificate of incorporation and all amendments thereto, duly certified as of a recent date by the Secretary of State of the State of Oklahoma;

(d)    A certificate of good standing from the Secretary of State of the State of Kansas, duly certifying as of a recent date as to the good standing of Docking under the Laws of the State of Kansas;

(e)    A certificate of good standing from the Secretary of State of the State of Oklahoma, duly certifying as of a recent date as to the good standing of the Bank under the Laws of the State of Oklahoma;

(f)    A certificate, dated as of a recent date, issued by the Federal Deposit Insurance Corporation (the “FDIC”), duly certifying that the deposits of the Bank are insured by the FDIC pursuant to the Federal Deposit Insurance Act, as amended (the “FDIA”);

(g)    A letter, dated as of a recent date, from the Federal Reserve Bank of Kansas City, to the effect that Docking is a registered bank holding company under the BHCA;

(h)    A certificate, dated as of the Closing Date, executed by the secretary or other appropriate executive officer of Docking, pursuant to which such officer will certify: (i) the due adoption by the Docking Board of corporate resolutions attached to such certificate authorizing the Merger and the execution and delivery of this Agreement and the other agreements and documents contemplated hereby and the taking of all actions contemplated hereby and thereby; (ii) the incumbency and true signatures of those officers of Docking duly authorized to act on its behalf in connection with the transactions contemplated by this Agreement and to execute and deliver this Agreement and the other agreements and documents contemplated hereby and thereby; and (iii) that the copy of the Bylaws of Docking attached to such certificate is true and correct and such Bylaws have not been amended except as reflected in such copy;

(i)    A certificate, dated as of the Closing Date, executed by the secretary or other appropriate executive officer of the Bank, pursuant to which such officer will certify: (i) the due adoption by the Bank Board of corporate resolutions attached to such certificate authorizing the Merger and the execution and delivery of this Agreement and the other agreements and documents contemplated hereby and the taking of all actions contemplated hereby and thereby; (ii) the due adoption by the sole shareholder of the Bank of resolutions authorizing this Agreement, the Merger and the other transactions contemplated hereby; (iii) the incumbency and true signatures of those officers of the Bank duly authorized to act on its behalf in connection with the transactions contemplated by this Agreement and to execute and deliver this Agreement and the other agreements and documents contemplated hereby and thereby; (iv) that the copy of the Bylaws of the Bank attached to such certificate is true and correct and such Bylaws have not been amended except as reflected in such copy; and (v) a true and correct copy of the list of the holders of Bank Stock as of the Closing Date;

(j)    A certificate, dated as of the Closing Date, signed by the chief executive officer of Docking, pursuant to which Docking will certify that (i) Docking has satisfied the conditions set forth in Sections 8.01 and 8.02; and (ii) except as expressly permitted by this Agreement, there has been no Material Adverse Change with respect to the Bank, individually or in the aggregate since March 31, 2018;

(k)    A certificate, dated as of the Closing Date, signed by the chief executive officer of the Bank, pursuant to which Docking will certify that (i) the Bank has satisfied the conditions set forth in Sections 8.01 and 8.02; and (ii) except as expressly permitted by this Agreement, there has been no Material Adverse Change with respect to the Bank, individually or in the aggregate since March 31, 2018;

(l)    All consents required from third parties to complete the transactions contemplated by this Agreement, including those listed on Docking Confidential Schedule 2.02(l);

(m)    All releases as required under Section 8.05;

(n)    Docking shall have delivered to EQBK a Certification of Non-Foreign Status, in form and substance reasonably satisfactory to EQBK, dated as of the Closing Date and executed by Docking;

(o)    A certificate, dated as of the Closing Date, executed by the chief financial officer of the Bank certifying the amount of the Adjusted Equity of the Bank as of the Calculation Date; and

(p)    All other documents required to be delivered to EQBK or Equity Bank by Docking or the Bank under this Agreement, and all other documents, certificates and instruments as are reasonably requested by EQBK or its counsel.

Section 2.03    Actions to be Taken at the Closing by EQBK and Equity Bank. At the Closing, EQBK and Equity Bank will execute and acknowledge, or cause to be executed and acknowledged, and deliver to Docking and the Bank such documents and certificates contemplated to be delivered pursuant to this Agreement or reasonably necessary to evidence the transactions contemplated by this Agreement, including the following (all of such actions constituting conditions precedent to the obligations of Docking to close hereunder):

(a)    Payment of the Merger Consideration to Docking by wire transfer of immediately available funds;

(b)    True, correct and complete copies of EQBK’s articles of incorporation and all amendments thereto, duly certified as of a recent date by the Secretary of State of the State of Kansas;

(c)    True, correct and complete copies of Equity Bank’s articles of incorporation and all amendments thereto, duly certified as of a recent date by the Secretary of State of the State of Kansas;

(d)    A certificate of good standing from the Secretary of State of the State of Kansas, duly certifying as of a recent date as to the good standing of EQBK under the Laws of the State of Kansas;

(e)    A letter of good standing from the OSBC, duly certifying as of a recent date as to the good standing of Equity Bank under the Laws of the State of Kansas;

(f)    A letter, dated as of a recent date, from the Federal Reserve Bank of Kansas City, to the effect that EQBK is a registered bank holding company under the BHCA;

(g)    A certificate, dated as of the Closing Date, executed by the secretary or other appropriate executive officer of EQBK, pursuant to which such officer will certify: (i) the due adoption by the EQBK Board of corporate resolutions attached to such certificate authorizing the execution and delivery of this Agreement and the other agreements and documents contemplated hereby, and the taking of all actions contemplated hereby and thereby; (ii) the incumbency and true signatures of those officers of EQBK duly authorized to act on its behalf in connection with the transactions contemplated by this Agreement and to execute and deliver this Agreement and the other agreements and documents contemplated hereby and thereby; and (iii) that the copy of the Bylaws of EQBK attached to such certificate is true and correct and such Bylaws have not been amended except as reflected in such copy;

(h)    A certificate, dated as of the Closing Date, signed by the secretary or an assistant secretary of Equity Bank, pursuant to which Equity Bank will certify (i) the due adoption by the Equity Bank Board of corporate resolutions attached to such certificate authorizing the Merger and the execution and delivery of this Agreement and the other agreements and documents contemplated hereby and the taking of all actions contemplated hereby and thereby, (ii) the due adoption by the sole stockholder of Equity Bank of resolutions authorizing this Agreement, the Merger and the other transactions contemplated hereby, (iii) the incumbency and true signatures of those officers of Equity Bank duly authorized to act on its behalf in connection with the Merger and to execute and deliver this Agreement and the other agreements and documents contemplated hereby and the taking of all actions contemplated hereby and thereby on behalf of Equity Bank, and (iv) that the copy of the Bylaws of Equity Bank attached to such certificate is true and correct and such Bylaws have not been amended except as reflected in such copy;

(i)    A certificate, dated as of the Closing Date, signed by the chief executive officer of EQBK, pursuant to which EQBK will certify that (i) EQBK has satisfied the conditions set forth in Sections 7.01 and 7.02; and (ii) except as expressly permitted by this Agreement, there has been no Material Adverse Change with respect to EQBK since March 31, 2018;

(j)    All consents required from third parties to complete the transactions contemplated by this Agreement, including those listed on EQBK Confidential Schedule 2.03(j); and

(k)    All other documents required to be delivered to Docking or the Bank by EQBK or Equity Bank under this Agreement, and all other documents, certificates and instruments as are reasonably requested by Docking or its counsel.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF DOCKING AND THE BANK

As a material inducement to EQBK and Equity Bank to enter into and perform their obligations under this Agreement, and notwithstanding any examinations, inspections, audits, and other investigations heretofore and hereafter made by EQBK, except as disclosed in the disclosure schedule delivered by Docking to EQBK before the execution of this Agreement (the “Docking Confidential Schedule”) setting forth items of disclosure with specific reference to the particular section of this Agreement to which the information on the Docking Confidential Schedule relates, Docking and the Bank hereby make the following representations and warranties to EQBK as of the date of this Agreement; provided, however, that any information set forth in one section of the Docking Confidential Schedule will be deemed to apply to each other section or subsection of this Agreement expressly referenced in such disclosure; provided, further, that, notwithstanding anything in this Agreement to the contrary, (a) reference to any dollar amounts in any representation or warranty will not be deemed to indicate that such amount is material with respect to or otherwise under any provision under this Agreement, and (b) the inclusion of an item in such Docking Confidential Schedule as an exception to a representation or warranty will not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Material Adverse Change on the Bank.

Section 3.01    Organization and Qualification.

(a)    Docking is a corporation, duly organized, validly existing and in good standing under all Laws of the State of Kansas and is a bank holding company registered under the BHCA. Docking has the corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and carry out its obligations under this Agreement. True and complete copies of the articles of incorporation and bylaws of Docking, as amended to date, have been furnished to EQBK.

(b)    The Bank is an Oklahoma state bank, duly organized and validly existing under the Laws of the State of Oklahoma and in good standing under all Laws of the State of Oklahoma. The Bank has the corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and to carry on the business and activities now conducted by it. True and complete copies of the articles of incorporation and bylaws of the Bank, as amended to date, have been furnished to EQBK. The Bank is an insured depository institution as defined in the FDIA. The Bank does not own or control any Affiliate or Subsidiary. The nature of the business of the Bank does not require it to be qualified to do business in any jurisdiction, except where the failure to obtain such qualification would not have a Material Adverse Change on the Bank. The Bank has no equity interest, direct or indirect, in any other bank or corporation or in any partnership, joint venture or other business enterprise or entity, except as acquired through settlement of indebtedness, foreclosure, the exercise of creditors’ remedies or in a fiduciary capacity, and the business carried on by the Bank has not been conducted through any other direct or indirect Subsidiary or Affiliate of the Bank.

Section 3.02    Authority; Execution and Delivery. Docking and the Bank have the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated herein. Docking and the Bank have taken all action necessary to authorize the execution, delivery and (provided the required regulatory and shareholder approvals are subsequently obtained) performance of this Agreement and the other agreements and documents contemplated hereby to which it is a party. This Agreement has been, and the other agreements and documents contemplated hereby, have been or at Closing will be, duly executed by Docking and the Bank, and each constitutes the legal, valid and binding obligation of Docking and the Bank, respectively (assuming due authorization, execution and delivery by each other party hereto or thereto), enforceable in accordance with its respective terms and conditions, except as enforceability may be limited by the Bankruptcy Exception.

Section 3.03    Capitalization.

(a)    The entire authorized capital stock of the Bank consists solely of 10,000 shares of Bank Stock. As of the date hereof, 10,000 shares are issued and outstanding and no shares are held as treasury stock. There are no (i) outstanding equity securities of any kind or character or (ii) outstanding subscriptions, options, convertible securities, rights, warrants, calls or other agreements or commitments of any kind issued or granted by, or binding upon, Docking or the Bank to purchase or otherwise acquire any security of or equity interest in the Bank, obligating the Bank to issue any shares of, restricting the transfer of or otherwise relating to shares of the Bank’s capital stock of any class. All of the issued and outstanding shares of Bank Stock have been duly authorized, validly issued and are fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any person. Such shares of Bank Stock have been issued in compliance with the securities Laws of the United States and the State of Oklahoma. There are no restrictions applicable to the payment of dividends on the shares of Bank Stock except pursuant to Law, and all dividends declared before the date of this Agreement have been paid.

(b)    Docking is and, as of the Closing Date, Docking will be, the lawful record and beneficial owner of all of the outstanding securities of the Bank, and Docking’s ownership of all of the outstanding securities is and, as of the Closing Date, will be free and clear of any Liens, claims, or restrictions of any kind (other than transfer restrictions imposed by applicable federal and state securities laws).

Section 3.04    Compliance with Laws, Permits and Instruments.

(a)    The Bank has in all material respects performed and abided by all obligations required to be performed by it to the date hereof, and have complied in all material respects with, and are in material compliance with, and are not in default (and with the giving of notice or the passage of time will not be in default) under, or in violation of, (i) any provision of the articles of incorporation of the Bank, the bylaws of the Bank or other governing documents of the Bank, (ii) any provision of any mortgage, indenture, lease, contract, agreement or other instrument applicable to the Bank or its assets, operations, properties or businesses, or (iii) any Law or Order of any Governmental Entity applicable to the Bank or its assets, operations, properties or businesses, except in the case of clauses (ii) and (iii), where any such noncompliance, default or violation, in the aggregate, would not have a Material Adverse Change on the Bank.

(b)    The execution, delivery and performance of this Agreement (provided the required regulatory and shareholder approvals are subsequently obtained) and the other agreements contemplated hereby, and the completion of the transactions contemplated hereby and thereby will not conflict in any material respect with, or result, by itself or with the giving of notice or the passage of time, in any material violation of or default or loss of a benefit under, (i) any provision of the articles of incorporation of Docking or the Bank, the bylaws of Docking or the Bank or other governing documents of Docking or the Bank, (ii) except as set forth on Docking Confidential Schedule 3.04, any material provision of any mortgage, indenture, lease, contract, agreement or other instrument applicable to Docking or the Bank or their respective assets, operations, properties or businesses or (iii) any material Order or Law applicable to Docking or the Bank or their respective assets, operations, properties or businesses.

(c)    None of the representations and warranties in this Section 3.04 shall be deemed to relate to environmental matters (which are governed by Section 3.19), employee benefit plans and obligations to employees (which are governed by Sections 3.28 and 3.29), Tax and Tax Return matters (which are governed by Sections 3.12 and 5.16), fiduciary responsibilities (which are governed by Section 3.24) or any of the specific Laws or statutes covered by Sections 3.32 through 3.36.

Section 3.05    Financial Statements.

(a)    Docking has furnished to EQBK true and complete copies of the audited balance sheets of the Bank as of December 31, 2015 and 2016, the unaudited balance sheet of the Bank as of December 31, 2017, the audited statements of income, comprehensive income, changes in shareholders’ equity and cash flows of the Bank for the years ended December 31, 2015 and 2016, the unaudited statements of income, comprehensive income, changes in shareholders’ equity and cash flows of the Bank for the year ended 2017, the unaudited balance sheet of the Bank as of March 31, 2018, and the unaudited statements of income and changes in shareholders’ equity of the Bank for the three-month period ended March 31, 2018 (collectively, such financial statements are referred to hereinafter as the “Bank Financial Statements”).

(b)    The Bank Financial Statements (including the related notes) complied as to form, as of their respective dates, in all material respects with applicable accounting requirements, have been prepared according to generally accepted accounting principles of the United States (“GAAP”) applied on a consistent basis during the periods and at the dates involved (except as may be indicated in the notes thereto), fairly present, in all material respects, the financial condition of the Bank at the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to notes and normal year-end adjustments that were not material in amount or effect), and the accounting records underlying the Bank Financial Statements accurately and fairly reflect in all material respects the transactions of the Bank. The Bank Financial Statements do not contain any items of extraordinary or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein.

(c)    Docking has furnished EQBK true and complete copies of the Reports of Condition and Income as of March 31, 2018 and for the years ended December 31, 2015, 2016 and 2017 (the “Call Reports”), for the Bank. The Call Reports fairly present, in all material respects, the financial position of the Bank and the results of its operations at the date and for the period indicated in that Call Report in conformity with the instructions to the Call Report. The Call Reports do not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein. The Bank has calculated its allowance for loan losses in accordance with GAAP as applied to banking institutions and in accordance with all applicable rules and regulations. The allowance for loan losses account for the Bank is, and as of the Closing Date will be, adequate in all material respects to provide for all losses, net of recoveries relating to loans previously charged off, on all outstanding loans of the Bank; provided, however, that no representation or warranty is made as to the sufficiency of collateral securing or the collectability of such loans.

(d)    Neither Docking nor the Bank is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among Docking and the Bank, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangement”), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, Docking or the Bank in Docking’s or the Bank’s financial statements.

Section 3.06    Undisclosed Liabilities. Except for (a) liabilities and obligations incurred in the ordinary course of business, (b) liabilities and obligations disclosed in accordance with GAAP in the appropriate Call Reports or liabilities and obligations disclosed in accordance with GAAP in the appropriate Bank Financial Statements (and on or prior to the Closing, disclosed in accordance with GAAP in the appropriate Bank Financial Statements), and (c) liabilities and obligations incurred in connection with the Merger or otherwise as contemplated by this Agreement, the Bank has not incurred any liabilities or obligations (whether absolute, accrued, contingent or otherwise and whether due or to become due) and there is no basis for any Proceeding, Order or claim that could give rise to any liability or obligation, whether or not the same would have been required to be reflected or reserved against in the Bank Financial Statements if it had existed on or before the date of the latest balance sheet contained therein.

Section 3.07    Litigation.

(a)    Except as set forth on Docking Confidential Schedule 3.07, the Bank is not a party to any, and there are no pending or, to the Knowledge of Docking or the Bank, threatened, Proceedings against the Bank, nor to the Knowledge of Docking or the Bank, is there any basis for any Proceeding against the Bank. There is no Order imposed upon the Bank or the assets or Property of the Bank that has resulted in, or is reasonably likely to result in, a Material Adverse Change as to the Bank.

(b)    No Proceeding is pending or, to the Knowledge of Docking or the Bank, threatened against Docking or the Bank that questions or might question the validity of this Agreement or the agreements contemplated hereby or any actions taken or to be taken by Docking or the Bank pursuant hereto or thereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.

Section 3.08    Consents and Approvals. The Bank Board (at a meeting duly called and held or by unanimous consent) has resolved to recommend approval and adoption of this Agreement by its shareholders. Docking, in its capacity as sole shareholder of the Bank, has approved this Agreement, the Merger and the other transactions contemplated hereby pursuant to the written consent of the sole shareholder contemplated by Section 8.06. Except as set forth on Docking Confidential Schedule 3.08, no approval, consent, Order or authorization of, or registration, declaration or filing with, any Governmental Entity or other third party is required on the part of Docking or the Bank in connection with the execution, delivery or performance of this Agreement or the agreements contemplated hereby, or the completion by Docking or the Bank of the transactions contemplated hereby or thereby.

Section 3.09    Title to Assets. Docking Confidential Schedule 3.09 identifies all real property, other than foreclosed Other Real Estate Owned Property (“OREO Property”) that, as of the date of this Agreement is (i) owned by the Bank (“Owned Real Property”), or (ii) leased pursuant to which the Bank is a party, either as a lessor or lessee (“Leased Real Property”).

Except as set forth on Docking Confidential Schedule 3.09, the Bank (a) has good and marketable title to all its Owned Real Property; (b) holds valid and enforceable leases for all its Leased Real Property; (c) owns all of its personal property reflected on the Bank Financial Statements; and (d) holds valid and enforceable leases for all leased personal property used by the Bank, in each case free and clear of all mortgages and all other Liens, except for such minor imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby, or which, individually or in the aggregate, would not have a Material Adverse Change on the Bank.

Section 3.10    Absence of Certain Changes or Events. Except as set forth on Docking Confidential Schedule 3.10, since March 31, 2018, the Bank has conducted its business only in the ordinary course and has not:

(a)    other than as set forth in or contemplated by this Agreement, incurred any material obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, except deposits taken and federal funds purchased and current liabilities for trade or business obligations, other than in the ordinary course of business and consistent with past practices and safe and sound banking practices;

(b)    discharged or satisfied any material Lien or paid any material obligation or liability, whether absolute or contingent, due or to become due, other than in the ordinary course of business and consistent with past practices and safe and sound banking practices;

(c)    increased the shares of Bank Stock outstanding or its surplus (as calculated in accordance with the instructions to the Call Report), or, except normal quarterly dividends consistent with past practice or as permitted on Docking Confidential Schedule 5.04, declared or made any payment of dividends or other distribution to its shareholder, or purchased, retired or redeemed, or obligated itself to purchase, retire or redeem, any of its shares of capital stock or other securities;

(d)    issued, reserved for issuance, granted, sold or authorized the issuance of any shares of its capital stock or other securities or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance thereto;

(e)    acquired any capital stock or other equity securities or acquired any ownership interest in any bank, corporation, partnership or other entity (except (i) through settlement of indebtedness, foreclosure, or the exercise of creditors’ remedies or (ii) in a fiduciary capacity, the ownership of which does not expose it to any liability from the business, operations or liabilities of such Person);

(f)    mortgaged, pledged or subjected to Lien any of its material property, business or assets, tangible or intangible, except (i) Permitted Encumbrances, (ii) pledges of assets to secure public fund deposits, and (iii) those assets and properties disposed of for fair value since the applicable dates of the Bank Financial Statements or the Call Reports;

(g)    sold, transferred, leased to others or otherwise disposed of any of its material assets (except for assets disposed of for fair value) or canceled or compromised any material debt or claim, or waived or released any material right or claim, other than in the ordinary course of business and consistent with past business practices and prudent banking practices;

(h)    terminated, canceled or surrendered, or received any written notice of or threat of termination or cancellation of any contract, lease or other agreement or suffered any damage, destruction or loss which, individually or in the aggregate, may reasonably be expected to constitute a Material Adverse Change on the Bank;

(i)    disposed of, permitted to lapse, transferred or granted any rights under, or entered into any settlement regarding the breach or infringement of, any material license or Proprietary Right or modified any existing rights with respect thereto;

(j)    made any change in the rate of compensation, commission, bonus, vesting or other direct or indirect remuneration payable, or paid or agreed or orally promised to pay any bonus, extra compensation, pension or severance or vacation pay, to or for the benefit of any of its shareholders, directors, officers, employees or agents, other than as provided in any written agreement or normal annual salary increases consistent with past practice that will not exceed 3%, in the aggregate, of the total salaries of such Persons, or entered into any employment or consulting contract or other agreement with any director, officer or employee or adopted, amended in any material respect or terminated any pension, employee welfare, retirement, stock purchase, stock option, stock appreciation rights, termination, severance, income protection, golden parachute, savings or profit-sharing plan (including trust agreements and insurance contracts embodying such plans), any deferred compensation, or collective bargaining agreement, any group insurance contract or any other incentive, welfare or employee benefit plan or agreement maintained by it for the benefit of its directors, employees or former employees, except to the extent required by Law or as contemplated by this Agreement;

(k)    except for improvements or betterments relating to Properties, made any capital expenditures or capital additions or betterments in excess of an aggregate of $25,000;

(l)    instituted, had instituted against it, settled or agreed to settle any litigation, action or Proceeding prior to any court or governmental body relating to its property other than routine collection suits instituted by it to collect amounts owed or suits in which the amount in controversy is less than $10,000;

(m)    except for the transactions contemplated by this Agreement or as otherwise permitted hereunder, entered into any transaction, or entered into, modified or amended any Contract or commitment, other than in the ordinary course of business and consistent with past business practices and prudent banking practices;

(n)    entered into or given any promise, assurance or guarantee of the payment, discharge or fulfillment of any undertaking or promise made by any Person, other than in the ordinary course of business and consistent with past business practices and prudent banking practices;

(o)    sold, or disposed of, or otherwise divested itself of the ownership, possession, custody or control, of any corporate books or records of any nature that, in accordance with sound business practice, normally are retained for a period of time after their use, creation or receipt, except at the end of the normal retention period;

(p)    made any, or acquiesced with any, change in any accounting methods, principles or practices except as required by GAAP or to the extent required by Law;

(q)    sold (provided, however, that payment at maturity is not deemed a sale) or purchased any investment securities in an aggregate amount of $500,000 or more, other than purchases of obligations of the U.S. Treasury (or any agency thereof) with a duration of four (4) years or less and an AA rating by at least one nationally recognized ratings agency;

(r)    made, renewed, extended the maturity of, or altered any of the terms of any loan to any single borrower and his related interests in excess of the principal amount of $500,000; for the avoidance of doubt, this Section 3.10(r) shall not prohibit any loan or require the Bank to obtain the consent of EQBK in order to make any loan, and any loans made in excess of the principal amount of $500,000 between the date of this Agreement and the Closing Date and any such loans will be set forth on Docking’s supplemental disclosure schedules provided to EQBK pursuant to Section 5.17;

(s)    renewed, extended the maturity of, or altered any of the terms of any loan classified by the Bank as “special mention,” “substandard,” or “impaired” or other words of similar import; or

(t)    entered into any agreement or made any commitment whether in writing or otherwise to take any of the types of action described in subsections (a) through (r) above.

Section 3.11    Leases, Contracts and Agreements.

(a)    Docking Confidential Schedule 3.11(a) sets forth a complete listing, as of March 31, 2018, of all contracts to which the Bank is a party (collectively, the “Listed Contracts”) that:

(i)    relate to real property used by the Bank in its operations (such contracts being referred to herein as the “Leases”);

(ii)    relate in any way to the assets or operations of the Bank and involves payments to or by the Bank of at least $10,000 per year;

(iii)    contain any right of first refusal or option to purchase in favor of a third party;

(iv)    limits the ability of the Bank to compete in any line of business or with any Person or in any geographic area or that upon consummation of the Merger will restrict the ability of EQBK or any of its Affiliates to engage in any line of business in which a bank holding company may lawfully engage;

(v)    obligates the Bank (or, following the consummation of the transactions contemplated hereby, EQBK and its Subsidiaries) to conduct business with any third party on an exclusive or preferential basis, or that grants any Person other than the Bank “most favored nation” status or similar rights;

(vi)    relates to a joint venture, partnership, limited liability company agreement or other similar agreement or arrangement, or to the formation, creation or operation, management or control of any partnership or joint venture with any third parties;

(vii)    relates to indebtedness for borrowed money of the Bank;

(viii)    provides for potential indemnification payments by the Bank or the potential obligation of the Bank to repurchase loans;

(ix)    provides any rights to investors in the Bank, including registration, preemptive or antidilution rights or rights to designate members of or observers to the Bank Board;

(x)    is a data processing/technology contracts, software programming or licensing contract;

(xi)    requires a consent to, waiver of or otherwise contains a provision relating to a “change of control,” or that would or would reasonably be expected to prevent, delay or impair the consummation of the transactions contemplated by this Agreement;

(xii)    limits the payment of dividends by the Bank; or

(xiii)    was otherwise not entered into in the ordinary course of business or that is material to the Bank or its financial condition or results of operations.

(b)    For the purposes of this Agreement, the term “Listed Contracts” does not include (i) loans made by, (ii) unfunded loan commitments made by, (iii) letters of credit issued by, (iv) loan participations of, (v) Federal funds sold or purchased by, (vi) repurchase agreements made by, (vii) bankers acceptances of, or (viii) deposit liabilities of, the Bank.

(c)    No participations or loans have been sold by Docking or the Bank that have buy back, recourse or guaranty provisions that create contingent or direct liability to the Bank. All of the Listed Contracts are legal, valid and binding obligations of the parties to the contracts enforceable according to their terms subject to the Bankruptcy Exception.

(d)    True and correct copies of all Listed Contracts, and all amendments thereto, have been furnished to EQBK.

(e)    All rent and other payments by the Bank under the Listed Contracts are current, there are no existing material defaults by the Bank under the Listed Contracts and, to the Knowledge of Docking or the Bank, no termination, condition or other event has occurred that (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default thereunder.

(f)    Except as set forth on Docking Confidential Schedule 3.11(f), since March 31, 2018, the Bank has not entered into any contracts of the type described under Sections 3.11(a)(i) – (xiii).

Section 3.12    Taxes.

(a)    Docking and the Bank have duly and timely filed all Tax Returns that have been required to be filed with respect to the assets and operations of the Business prior to the Effective Time under applicable Laws with the appropriate Governmental Entity. All such Tax Returns were correct and complete in all respects and have been prepared in compliance with all applicable Laws, and all Taxes due and owing by Docking and the Bank (whether or not shown on any Tax Return) have been timely and properly paid with respect to the assets and operations of the Business by the Bank, Docking or Docking’s shareholders. Neither Docking nor the Bank is currently the beneficiary of any extension of time within which to file any Tax Return. Since January 1, 2013, no claim ever been made by an authority in a jurisdiction where Docking or the Bank does not file Tax Returns that it is or may be subject to taxation by that jurisdiction with respect to the assets and operations of the Business. Other than Permitted Encumbrances, there are no Liens for Taxes upon any of the assets of the Bank. Neither Docking nor the Bank is currently liable for or will, at any time before and including the Closing Date, become liable for any Tax under Sections 1363(d), 1374 or 1375 of the Code (or any similar or corresponding provision of state or local Tax Law) in connection with the transactions contemplated by this Agreement.

(b)    Docking and the Bank have collected or withheld and duly paid to the appropriate Governmental Entity all Taxes required to have been collected or withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party of the Bank with respect to the assets and operations of the Business.

(c)    There is no Proceeding, audit, assessment, dispute or claim concerning any Tax liability of Docking or the Bank with respect to the assets and operations of the Business either (i) claimed or raised by any Governmental Entity in writing or (ii) as to which Docking or the Bank has Knowledge based upon personal contact with any agent of such authority. To the Knowledge of Docking or the Bank, no taxing authority has threatened to assess additional Taxes for any period for which Tax Returns have been filed.

(d)    Neither Docking with respect to the assets and operations of the Business nor the Bank have waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver or extension remains in effect.

(e)    Neither Docking with respect to the assets and operations of the Business nor the Bank is a party to or bound by any tax allocation or sharing agreement, other than those to which only Docking, the Bank and certain other Affiliates of Docking are parties (which will be terminated on or prior to the Closing Date).

(f)    Neither Docking nor the Bank (i) have been a member of any group filing a consolidated federal income tax return (other than a group the common parent of which was Docking) nor (ii) have any liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), or as a transferee or successor, by contract or under Law.

(g)    Neither Docking nor the Bank has participated in any reportable transaction or a transaction that is substantially similar to a listed transaction as defined under Sections 6707A, 6011, 6111 and 6112 of the Code and the Treasury Regulations promulgated thereunder.

(h)    Neither Docking with respect to the assets and operations of the Business nor the Bank has been required to disclose on its federal income Tax Returns any position that could give rise to a substantial understatement of federal income tax within the meaning of Section 6662 of the Code.

(i)    Neither Docking with respect to the assets and operations of the Business nor the Bank will be required for applicable foreign, state or local income Tax purposes to include any item of income in, nor will Docking with respect to the assets and operations of the Business or the Bank be required to exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending through the close of the Closing Date as a result of any: (i) change in Docking’s or the Bank’s method of accounting for a taxable period ending on or prior to the Closing Date under Section 481 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (ii) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date by Docking or the Bank; (iii) intercompany transaction or excess loss account of Docking or the Bank described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (iv) installment sale or open transaction disposition made on or through the close of the Closing Date by Docking or the Bank; or (v) prepaid amount received on or through the close of the Closing Date by Docking or the Bank.

(j)    Neither Docking nor the Bank has distributed stock of another Person nor had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(k)    Effective January 1, 2003 (the “S Election Date”), Docking made a valid election to be taxed for federal income tax purposes as a Subchapter S corporation (within the meaning of Sections 1361 and 1362 of the Code) and such election has at all times since the S Election Date remained validly in effect, is currently validly in effect as of the date of this Agreement and will remain validly in effect for all periods up to and including through the close of the Closing Date. Effective as of the S Election Date, the Bank made a valid election to be taxed as a qualified subchapter S subsidiary (within the meaning of Section 1361(b)(3)(B) of the Code) for federal income tax purposes and such election has at all times since the S Election Date remained validly in effect, is currently validly in effect as of the date of this Agreement and will remain validly in effect for all periods up to and including the Closing Date. Neither Docking nor, to the Knowledge of Docking, any shareholder of Docking, has taken or will take before Closing any action that would cause Docking to cease being an “S corporation” within the meaning of Section 1361 of the Code or the Bank to cease being a “qualified subchapter S subsidiary” within the meaning of Section 1361(b)(3)(B) of the Code.

(l)    Neither Docking nor the Bank has ever received any private letter ruling from the IRS (or any comparable ruling from any other taxing authority) that is currently in effect with respect to the Bank or the assets or operations of the Bank.

(m)    The unpaid Taxes of Docking with respect to the assets and operations of the Business or the Bank (i) did not, as of March 31, 2018, exceed the current liability accruals for Taxes (excluding any reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth in the Bank Financial Statements as of March 31, 2018, and (ii) do not exceed such current liability accruals for Taxes (excluding reserves for deferred Taxes established to reflect timing differences between book and Tax income) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Docking and the Bank in filing its Tax Returns. Docking with respect to the assets and operations of the Business and the Bank are in compliance with the requirements of ASC 740, and Docking’s with respect to the assets and operations of the Business and the Bank’s Tax accrual workpapers explain and support all amounts provided and positions taken by the Bank with respect to ASC 740 or Docking with respect to the assets and operations of the Business.

(n)    Except as disclosed on Docking Confidential Schedule 3.12(n), none of the Bank assets are interests in entities treated as a partnership or as a “disregarded entity” for federal income tax purposes within the meaning of Treasury Regulations Section 301.7701-3.

Section 3.13    Insurance. Docking Confidential Schedule 3.13 sets forth an accurate and complete list of all policies of insurance, including fidelity and bond insurance, relating to the Bank. All such policies are valid, outstanding and enforceable obligations of the Bank according to their terms, subject to the Bankruptcy Exception. No written notice has been received by Docking or the Bank of the cancellation, or threatened or proposed cancellation, of any such policy. Neither Docking nor the Bank is in default with respect to any such policy and has not failed to give any notice or present any claim thereunder in a due and timely fashion. Neither Docking nor the Bank has been refused any insurance with respect to its assets or operations by any insurance carrier to which Docking or the Bank has applied for any such insurance within the last two (2) years. Each property of the Bank is insured for an amount deemed adequate by the Bank’s management, as applicable, against risks customarily insured against. There have been no claims under any fidelity bonds of Docking or the Bank within the last three (3) years.

Section 3.14    No Material Adverse Change. There has not been any Material Adverse Change with regard to or affecting the Bank since March 31, 2018, nor, has any event or condition occurred that has resulted, or is reasonably likely to result, in a Material Adverse Change on the Bank or that could materially affect Docking’s or the Bank’s ability to perform the transactions contemplated by this Agreement or the other agreements contemplated hereby.

Section 3.15    Proprietary Rights. Except as set forth on Docking Confidential Schedule 3.15, the Bank does not own or require the use of any patent, patent application, patent right, invention, process, trademark (whether registered or unregistered), trademark application, trademark right, trade name, service name, service mark, copyright or any trade secret (“Proprietary Rights”) for its business or operations. To the Knowledge of Docking or the Bank, the Bank is not infringing upon or otherwise acting adversely to, and has not infringed upon or otherwise acted adversely to, any Proprietary Right owned by any other Person or Persons. There is no claim or action by any such Person pending, or to Docking’s or the Bank’s Knowledge, threatened, with respect thereto. To the Knowledge of Docking or the Bank, no third party has ever gained unauthorized access to any information technology networks controlled by and material to the operation of the business of the Bank.

Section 3.16    Transactions with Certain Persons and Entities. Except as set forth on Docking Confidential Schedule 3.16 and excluding deposit liabilities, there are no outstanding amounts payable to or receivable from, or advances by the Bank to, and the Bank is not otherwise a creditor to, any director or executive officer of Docking or the Bank nor is the Bank a debtor to any such person other than as part of the normal and customary terms of such person’s employment or service as a director of Docking or the Bank. The Bank does not use any asset owned by any shareholder or any present or former director or executive officer of Docking or the Bank, or any Affiliate thereof, in the operations (other than personal belongings of such executive officers and directors located in the Bank’s premises the removal of which would not have a material effect on the Bank), nor do any of such persons own or have the right to use real property that is adjacent to property on which the Bank’s facilities are located. Except as set forth on Docking Confidential Schedule 3.16 and excluding deposit liabilities, the Bank is not a party to any transaction or contract with any director or executive officer of Docking or the Bank.

Section 3.17    Evidences of Indebtedness. All evidences of indebtedness and Leases included in the Bank Financial Statements are the legal, valid and binding obligations of the respective obligors thereof, enforceable in accordance with their respective terms, subject to the Bankruptcy Exception, and are not subject to any known or threatened defenses, offsets or counterclaims that may be asserted against the Bank or the present holder thereof. The credit files of the Bank contain all material information (excluding general, local or national industry, economic or similar conditions) known to Docking or the Bank that is reasonably required to evaluate in accordance with generally prevailing practices in the banking industry the collectability of the loan portfolio of the Bank (including loans that will be outstanding if any of them advances funds they are obligated to advance). Neither Docking nor the Bank makes any representations or warranties with respect to the current collectability of the loans, the current value of the collateral securing the loans, or the current creditworthiness of any makers, guarantors or obligors thereof. Docking and the Bank have disclosed all of the special mention, substandard, doubtful, loss, nonperforming or problem loans of the Bank on the internal watch list of the Bank as of March 31, 2018, a copy of which has been furnished to EQBK. Neither Docking nor the Bank has received written notice of, any past or present conditions, events, activities, practices or incidents that may result in a material violation of any Environmental Law with respect to any real property securing any indebtedness reflected as an asset of the Bank. With respect to any loan or other evidence of indebtedness all or a portion of which has been sold to or guaranteed by any Governmental Entity, including the Small Business Administration, each of such loans was made in material compliance and conformity with all relevant Laws and procedures such that such Governmental Entity’s guaranty of such loan is effective during the term of such loan in all material respects.

Section 3.18    Condition of Assets. The Owned Real Property and the regularly used personal property that is owned by the Bank have been reasonably maintained and are in good and serviceable condition, ordinary wear and tear excepted.

Section 3.19    Environmental Compliance.

(a)    The Bank, its operations and the Properties are in material compliance with all Environmental Laws. Neither Docking nor the Bank is aware of, nor has Docking or the Bank received written notice of, any past, present, or future conditions, events, activities, practices or incidents that may interfere with or prevent the material compliance of the Bank with all Environmental Laws.

(b)    The Bank has obtained all material permits, licenses and authorizations that are required by it under all Environmental Laws, all such permits are in full force and effect, there exists no basis for revocation or suspension of the permits, and the permits will not be affected by the transactions contemplated herein.

(c)    To the Knowledge of Docking or the Bank, no Hazardous Materials exist on, about or within any of the Properties, nor has any Hazardous Materials previously existed on, under, about or within or have been used, generated, stored, or transported from any of the Properties in violation of Environmental Laws. The use that the Bank makes of the Properties will not result in the use, generation, storage, transportation or accumulation of any Hazardous Material on, in or from any of the Properties in violation of Environmental Laws.

(d)    There is no Proceeding by any Governmental Entity pending or, to Docking’s or the Bank’s Knowledge, threatened against the Bank or, to Docking’s or the Bank’s Knowledge, pending or threatened against any other Person in connection with any Property, arising in any way under any Environmental Law. To the Knowledge of Docking or the Bank, the Bank does not have any liability for remedial action under any Environmental Law. Neither Docking nor the Bank has received any written request for information by any Governmental Entity with respect to the condition, use or operation of any of the Properties, nor has Docking or the Bank received any written notice from any Governmental Entity or other Person with respect to any violation of or claimed or potential liability under any Environmental Law.

(e)    To the Knowledge of Docking or the Bank, no Hazardous Materials have been disposed of on, or released to, or from, any of the Properties by Docking or the Bank, and, to Docking’s or the Bank’s Knowledge, no Hazardous Materials are present in or on the soil, sediments, surface water or ground water on, under, or migrating from any of the Properties in concentrations that would give rise to an obligation to conduct a remedial action pursuant to Environmental Laws.

(f)    To the Knowledge of Docking or the Bank, none of the following exists at any property or facility owned or operated by the Bank: (i) under or above ground storage tanks, (ii) friable asbestos-containing material in damaged condition, (iii) materials or equipment containing polychlorinated biphenyls which are in damaged condition and causing releases to the environment, or (iv) landfills, surface impoundments, or disposal areas for Hazardous Materials.

(g)    None of the Properties currently owned or operated by the Bank is encumbered by a Lien arising or imposed under any Environmental Law.

(h)    The transactions contemplated by this Agreement will not result in any liabilities for site investigation or cleanup imposed by any Governmental Entity pursuant to Environmental Laws, or required the consent of any Person, pursuant to any of the so-called “transaction triggered” or “responsible property transfer” Environmental Laws.

(i)    The Bank has not, either expressly or by operation of Law, assumed or undertaken any Hazardous Materials-related obligation for investigation, remedial action, or ongoing monitoring of any other Person under any Environmental Law.

(j)    Docking has furnished to EQBK copies of reports in its possession discussing the environmental condition of any Property and any violations of Environmental Law relating to any Property.

Section 3.20    Regulatory Compliance. All reports, records, registrations, statements, notices and other documents or information required to be filed by the Bank with any Regulatory Agency, including, but not limited to, the Federal Reserve, FDIC and the Oklahoma State Banking Department, have been duly and timely filed and all information and data contained in such reports, records or other documents are true, accurate, correct and complete in all material respects.    Neither Docking nor the Bank is or has been within the last five (5) years subject to any commitment letter, memorandum of understanding, cease and desist Order, written agreement or other formal or informal administrative action with any such Regulatory Agency. There are no actions or Proceedings pending or, to the Knowledge of Docking or the Bank, threatened against the Bank by or before any such Regulatory Agency. Except for normal examinations conducted by bank regulatory agencies in the ordinary course of business, no Regulatory Agency has initiated any Proceeding or, to Docking’s or the Bank’s Knowledge, investigation into the business or operations of the Bank. There is no unresolved violation, criticism or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of the Bank. As of the date of this Agreement, Docking is “well-capitalized” (as that term is defined in 12 C.F.R. § 225.2(r)) and “well managed” (as that term is defined is 12 C.F.R. § 225.2(s)). As of the date of this Agreement, the Bank is an “eligible depository institution” (as that term is defined in 12 C.F.R. § 303.2(r)). Notwithstanding the foregoing, neither Docking nor the Bank shall be required to take any action under this Agreement that would cause such party to violate 12 C.F.R. §309.6.

Section 3.21    Absence of Certain Business Practices. To the Knowledge of Docking or the Bank, neither the Bank nor any officer, employee or agent of the Bank, or any other Person acting on their behalf, has, directly or indirectly, within the past five (5) years, given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the business of the Bank (or assist the Bank in connection with any actual or proposed transaction) that (a) would subject the Bank to any damage or penalty in any Proceeding, (b) if not given in the past, would have resulted in a Material Adverse Change on the Bank, or (c) if not continued in the future would result in a Material Adverse Change on the Bank or would subject the Bank to suit or penalty in any private or governmental litigation or Proceeding.

Section 3.22    Books and Records. The minute books, stock certificate books and stock transfer ledgers of the Bank (a) have been maintained in accordance with sound business practices and applicable regulations, (b) are complete and correct in all material respects, (c) the transactions entered therein represent bona fide transactions, and (d) do not fail to reflect any material transactions involving the business of the Bank that properly should have been set forth therein and that have not been accurately so set forth.

Section 3.23    Forms of Instruments, Etc. The Bank has made, and will make, available to EQBK copies of all standard forms of notes, mortgages, deeds of trust and other routine documents of a like nature used on a regular and recurring basis by the Bank in the ordinary course of its business.

Section 3.24    Fiduciary Responsibilities. The Bank has performed in all material respects all of its duties as a trustee, custodian, guardian or as an escrow agent in a manner that complies in all material respects with all applicable Laws.

Section 3.25    Guaranties. Except for items in the process of collection in the ordinary course of business and according to prudent business practices and in compliance with applicable Law, the Bank has not guaranteed the obligations or liabilities of any other Person.

Section 3.26    Voting Trust, Voting Agreements or Shareholders’ Agreements. Except as set forth on Docking Confidential Schedule 3.26, there is no existing voting trust, voting agreement or shareholders’ agreement relating to a right of first refusal with respect to the purchase, sale or voting of any shares of Bank Stock.

Section 3.27    Employee Relationships. The Bank has complied in all material respects with all Laws relating to its relationships with its employees, and Docking and the Bank believe that the relationships between the Bank and its employees are good. Except as set forth on

Docking Confidential Schedule 3.27, to the Knowledge of Docking or the Bank, no executive officer or manager of any of the operations of the Bank or of any group of employees of the Bank has or have any present plans to terminate their employment with the Bank. The Bank is not a party to any oral or written contracts or agreements granting benefits or rights to employees or any collective bargaining agreement or to any conciliation agreement with the Department of Labor, the Equal Employment Opportunity Commission or any federal, state or local agency that requires equal employment opportunities or affirmative action in employment. There are no unfair labor practice complaints pending against the Bank before the National Labor Relations Board and no similar claims pending before any similar state or local or foreign agency. To the Knowledge of Docking or the Bank, there is no activity or proceeding of any labor organization (or representative thereof) or employee group to organize any employees of the Bank, nor of any strikes, slowdowns, work stoppages, lockouts or threats thereof, by or with respect to any such employees. The Bank is in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and the Bank is not engaged in any unfair labor practice.

Section 3.28    Employee Benefit Plans.

(a)    Set forth on Docking Confidential Schedule 3.28(a) is a complete and accurate list of all “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) (whether or not such plan is subject to ERISA), all specified material fringe benefit plans as defined in Section 6039D of the Code, and all other bonus, incentive, compensation, deferred compensation, profit sharing, stock option, phantom stock, stock appreciation right, stock bonus, stock purchase, employee stock ownership, savings, severance, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, disability, group insurance, vacation, holiday, sick leave, fringe benefit or welfare plan or any other similar plan, agreement, policy or understanding (qualified or nonqualified, funded or unfunded, currently effective or terminated), which (i) are sponsored, maintained, administered or contributed to, by the Bank or with respect to which the Bank may have any liability, contingent or otherwise, and (ii) provide benefits, or describe policies or procedures applicable to, or for the welfare of, any current or former officer, director, independent contractor, employee, or service provider of the Bank, or the dependents or spouses of any such person, regardless of whether funded (the “Employee Plans”). Docking has separately identified on Docking Confidential Schedule 3.28(a) each Employee Plan that is sponsored, maintained, or administered by the Bank (the “Bank-Sponsored Plans”).

(b)    With respect to each Employee Plan, Docking has made available to EQBK accurate, current and complete copies of each of the following: (i) where the Employee Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Employee Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect; (iv) any summary plan descriptions and summaries of material modifications relating to any Employee Plan; (v) in the case of any

Employee Plan that is intended to be qualified under Section 401(a) of the Code, the most recent determination, opinion or advisory letter from the IRS; (vi) in the case of any Employee Plan for which a Form 5500 is required to be filed, the three most recently filed Forms 5500, with schedules and financial statements attached (if applicable); and (vii) actuarial reports received for any Employee Plans with respect to the two most recently completed plan years.

(c)    The Bank has not ever maintained, contributed to, had an obligation to contribute to, or incurred any liability with respect to: (i) a “multiemployer plan” (as defined in Section 3(37) of ERISA); (ii) an employee pension benefit plan (as defined in Section 3(2) of ERISA) that is or was subject to Title IV of ERISA or Section 412 of the Code or Section 430 of the Code; (iii) a “multiple employer plan” (within the meaning of Section 413(c) of the Code); (iv) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); or (v) a voluntary employees beneficiary association that is or was intended to satisfy the requirements of Section 501(c)(9) of the Code. Each of the Employee Plans is subject only to the Laws of the United States or a political subdivision thereof.

(d)    There have been no prohibited transactions (as defined in Section 4975(c)(1) of the Code), breaches of fiduciary duty or any other breaches or violations of any Law applicable to the Employee Plans that would directly or indirectly subject the Bank or any Employee Plan to any taxes, penalties, or other liabilities. Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a current favorable determination or opinion letter, as applicable. Each such Employee Plan has been operated in compliance in all material respects with applicable Law and its terms, any related trust is exempt from federal income Tax under Section 501(a) of the Code, and no event has occurred that will or reasonably could result in the loss of such tax exemption or to liability for any Tax under Section 511 of the Code. There are no pending claims, lawsuits or actions relating to any Employee Plan (other than ordinary course claims for benefits) and, to Docking’s or the Bank’s Knowledge, none are threatened.

(e)    Other than as required under Section 601 et. seq. of ERISA or other applicable Law, no Employee Plan provides post-termination or retiree health or life insurance benefits to any individual for any reason, and the Bank has no liability to provide post-termination or retiree health or life insurance benefits to any individual.

(f)    Each Employee Plan and related trust (if applicable) has been established, administered and maintained in all material respects in accordance with its terms and in compliance with all applicable Laws. No event has occurred that would constitute grounds for an enforcement action by any party against the Bank or any fiduciary of any Employee Plan under part 5 of Title I of ERISA under any Employee Plan.

(g)    The completion of the transactions contemplated by this Agreement will not cause a termination or partial termination, or otherwise accelerate the time of payment, exercise, or vesting, or increase the amount of compensation due to any employee, officer, former employee or former officer of the Bank except (i) as required by the terms of any Employee Plan provided to EQBK or by applicable Law in connection with a qualified plan or (ii) as contemplated by this Agreement. There are no material surrender charges, penalties, or other costs or fees under any insurance, annuity, or investment contract or any other similar investment contract that would be imposed by any Person against the Bank, an Employee Plan, or any other Person, if any insurance, annuity, or investment contract or any other similar investment held by any Employee Plan were liquidated as of the Closing Date.

(h)    All contributions to any Employee Plan (including all employer contributions, employee salary reduction contributions and all premiums or other payments (other than claims)) that are due and payable on or before the Closing Date have been timely paid to or made with respect to each Employee Plan and, to the extent not presently payable, appropriate reserves have been established by the contributing employer for the payment and properly accrued in accordance with GAAP.

(i)    Each Employee Plan that provides (or has provided within the past five (5) years) for health, dental, vision, life, disability or similar coverage is fully funded by one or more third-party insurance policies and the Bank is not liable for self-insuring any claims arising under any such Employee Plan.

(j)    No Employee Plan holds any stock or other securities of the Bank or provides the opportunity for the grant, purchase or contribution of any such security.

(k)    The Bank may, at any time amend or terminate any Bank-Sponsored Plan and may withdraw from any Employee Plan to which the Bank contributes (but does not sponsor or maintain), without obtaining the consent of any third party, other than an insurance company in the case of any benefit underwritten by an insurance company, and without incurring liability except for unpaid premiums or contributions due for the pay period that includes the effective date of such amendment, withdrawal or termination.

(l)    Each Employee Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code (a “Nonqualified Deferred Compensation Plan”) has, since January 1, 2005, been maintained in good faith operational compliance with Section 409A of the Code and each Nonqualified Deferred Compensation Plan is in documentary compliance with Section 409A of the Code. The Bank is not a party to, or otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up of taxes imposed by Section 409A(a)(1)(B) of the Code. No currently outstanding stock option or other right to acquire Bank Stock or other equity security of the Bank under any Employee Plan, or the payment of cash based on the value thereof, (i) has, as to any employee of the Bank, an exercise price that was less than the fair market value of the underlying equity security as of the date such stock option or right was granted, as determined by the Bank in good faith and in compliance with the relevant IRS guidance in effect on the date of grant (including, IRS Notice 2005-1 and Section 1.409A-1 (b)(5)(iv) of the Treasury Regulations), (ii) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or right, or (iii) has been granted after December 31, 2004, with respect to any class of stock of the Bank that is not “service recipient stock” (within the meaning of applicable Treasury Regulations under Section 409A of the Code).

(m)    The Bank has not made any payment, nor is the Bank obligated to make any payment, nor is the Bank a party to any contract that could obligate it to make any payment that reasonably could be disallowed as a deduction under Section 280G or 162(m) of the Code or any comparable provision of state Tax Law.

Section 3.29    Obligations to Employees. All accrued obligations and liabilities of the Bank and all Employee Plans, for payments to trusts (including grantor trusts) or other funds, to any government agency or authority, or to any present or former director, officer, employee or agent (or his or her heirs, legatees or legal representatives) with respect to any of the matters listed below have been timely paid to the extent required by applicable Law or the terms of such plan, contract program, policy, or other governing instruments: (a) withholding taxes, unemployment compensation or social security benefits; (b) all pension, profit-sharing, savings, stock purchase, stock bonus, stock ownership, stock option, phantom stock and stock appreciation rights plans and agreements; (c) except as set forth on Docking Confidential Schedule 3.29, all employment, deferred compensation (whether funded or unfunded), salary continuation, consulting, retirement, early retirement, severance, reimbursement, bonus or collective bargaining plans and agreements; (d) all executive and other incentive compensation plans, programs, or agreements; (e) all group insurance and health contracts, policies and plans; and (f) all other incentive, welfare (including vacation and sick pay), retirement or employee benefit plans or agreements maintained or sponsored, participated in, or contributed to, by the Bank for its current or former directors, officers, employees and agents. To the extent that payment of any obligation or liability under any of the foregoing is not currently required, adequate actuarial accruals and reserves for such payments have been and are being made by the Bank according to GAAP and applicable Law applied on a consistent basis. All obligations and liabilities of the Bank for all other forms of compensation that are or may be payable to their current or former directors, officers, employees or agents, or pursuant to any Employee Plan, have been and are being paid to the extent required by applicable Law or by the plan or contract, and adequate actuarial accruals and reserves for payment therefor have been and are being made by the Bank according to GAAP and generally accepted actuarial principles. All accruals and reserves referred to in this Section are correctly and accurately reflected and accounted for in the Bank Financial Statements and the books, statements and records of the Bank.

Section 3.30    Interest Rate Risk Management Instruments. Except as set forth on Docking Confidential Schedule 3.30, the Bank does not have any interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements, whether entered into for the account of the Bank or for the account of a customer of the Bank.

Section 3.31    Internal Controls. The Bank maintains in all material respects accurate books and records reflecting its assets and liabilities and maintains in all material respects adequate internal accounting controls that are designed to provide reasonable assurance that (a) transactions are executed with management’s authorization; (b) transactions are recorded as necessary to permit preparation of the consolidated financial statements of Docking and to maintain accountability for the Bank’s assets; (c) access to the Bank’s assets is permitted only in accordance with management’s authorization; (d) the reporting of the Bank’s assets is compared with existing assets at regular intervals; and (e) extensions of credit and other receivables are recorded accurately. None of the Bank’s systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of the Bank or its accountants, except as would not, individually or in the aggregate, reasonably be expected to result in a materially adverse effect on the system of internal accounting controls described in the preceding sentence. The Bank has not identified any significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting. Since December 31, 2017, the Bank has not experienced or effected any material change in internal control over financial reporting.

Section 3.32    Community Reinvestment Act. The Bank is in material compliance with the Community Reinvestment Act (the “CRA”) and all regulations issued thereunder, and Docking has furnished to EQBK copies of the Bank’s current CRA Statement and all support papers therefor. The Bank has a rating of not less than “satisfactory” as of its most recent CRA compliance examination and Docking and the Bank have no Knowledge of any reason why the Bank would not receive a rating of “satisfactory” or better in its next CRA compliance examination or why the FDIC or any other Governmental Entity may seek to restrain, delay or prohibit the transactions contemplated hereby as a result of any act or omission of the Bank under the CRA.

Section 3.33    Fair Housing Act, Home Mortgage Disclosure Act, Real Estate Settlement Procedures Act and Equal Credit Opportunity Act. The Bank is in material compliance with the Fair Housing Act, the Home Mortgage Disclosure Act, the Real Estate Settlement Procedures Act and the Equal Credit Opportunity Act and all regulations issued thereunder. The Bank has not received any written notice of any violation of those acts or any of the regulations issued thereunder, and the Bank has not received any written notice of, nor does Docking or the Bank have any Knowledge of, any threatened Proceeding with respect to the Bank’s non-compliance with such acts.

Section 3.34    Usury Laws and Other Consumer Compliance Laws. All loans of the Bank have been made in material compliance with all applicable statutes and regulatory requirements at the time of such loan or any renewal thereof, including the Oklahoma usury statutes as they are interpreted as of the date of this Agreement, Regulation Z issued by the Federal Reserve, the Federal Consumer Credit Protection Act and all statutes and regulations governing the operation of banks chartered under the Laws of the State of Oklahoma.

Section 3.35    Bank Secrecy Act, Foreign Corrupt Practices Act and U.S.A. Patriot Act. The Bank is in compliance with the Bank Secrecy Act, the United States Foreign Corrupt Practices Act and the International Money Laundering Abatement and Anti-Terrorist Financing Act, otherwise known as the U.S.A. Patriot Act, and all regulations issued thereunder, and the Bank has properly certified all foreign deposit accounts. The Bank has timely and properly filed and maintained all requisite Currency Transaction Reports and other related forms, including any requisite Custom Reports required by any agency of the United States Treasury Department, including the IRS, and the Bank has timely filed all Suspicious Activity Reports with the Financial Institutions - Financial Crimes Enforcement Network (U.S. Department of the Treasury) required to be filed by it under the Laws referenced in this Section.

Section 3.36    Unfair, Deceptive or Abusive Acts or Practices. The Bank has not engaged in any unfair, deceptive or abusive acts or practices, as such terms are defined under Section 1031 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”). There are no allegations, claims or disputes to which the Bank is a party that allege, or to the Knowledge of Docking or the Bank, no Person has threatened to allege, that the Bank has engaged in any unfair or deceptive acts or practices.

Section 3.37    Securities Not Publicly Traded. No security or interest in the Bank is, or has been, publicly traded, quoted or traded on any security exchange, over-the-counter market or any interdealer quotation system including the New York Stock Exchange, Inc., The NASDAQ Stock Market LLC, the American Stock Exchange, Inc. or the Over-the-Counter Bulletin Board. The Bank has never filed a registration statement with the Securities and Exchange Commission (“SEC”) under the Securities Act or been required to file, or has voluntarily filed, periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. The Bank has not obtained a CUSIP number for any of its securities. The consummation of the transactions contemplated hereby will not require any notification or filing pursuant to Rule 10b-17 promulgated by the SEC or Rule 6490 promulgated by the Financial Industry Regulatory Authority.

Section 3.38    Agreements Between Docking and the Bank; Claims. Except as set forth on Docking Confidential Schedule 3.38, there are no written or oral agreements or understandings between Docking and the Bank. All past courses of dealings between Docking and the Bank have been conducted in the ordinary course of business, on arms-length terms consistent with applicable Law and prudent business practices. Docking has no Knowledge of any Claims that Docking has against the Bank or of any facts or circumstances that would give rise to any such Claim.

Section 3.39    Representations Not Misleading. No representation or warranty by Docking contained in this Agreement, nor, to the Knowledge of Docking, any written statement, exhibit or schedule furnished to EQBK by Docking under and pursuant to, or in anticipation of this Agreement, contains or will contain on the Closing Date any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which it was or will be made, not misleading and such representations and warranties continue to be true and correct following disclosure to any Governmental Entity having jurisdiction over Docking or its properties of the facts and circumstances upon which they were based.

Section 3.40    State Takeover Laws. The Docking Board and the Bank Board have approved this Agreement and the transactions contemplated hereby as required to render inapplicable to such agreements and transactions any applicable provisions of the takeover Laws of any state, including any “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” Law.

Section 3.41    No Sale of Substantially All Assets of Docking. The consummation of the transactions contemplated by this Agreement will not result in the sale of all or substantially all of the assets of Docking under the Laws of the State of Kansas.

Section 3.42    No Other Representations or Warranties. The representations and warranties of Docking and the Bank contained in this Article III as qualified by the Docking Confidential Schedule (and any updates thereto) constitute the sole and exclusive representations and warranties of Docking and the Bank to EQBK in connection with the transactions contemplated hereby, and all other representations and warranties of any kind or nature expressed or implied (including any relating to the future or historical financial condition, results of operations, prospects, business, assets or liabilities of Docking or the Bank), whether made by Docking, the Bank or any of their Affiliates or any of their respective shareholders, directors, officers, employees, agents, representatives, advisors, or consultants are specifically disclaimed by Docking and the Bank.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF EQBK

As a material inducement to Docking and the Bank to enter into and perform their obligations under this Agreement, and notwithstanding any examinations, inspections, audits, and other investigations heretofore and hereafter made by Docking, except as disclosed in the disclosure schedule delivered by EQBK to Docking before the execution of this Agreement (the “EQBK Confidential Schedule”) setting forth items of disclosure with specific reference to the particular section of this Agreement to which the information on the EQBK Confidential Schedule relates, EQBK hereby makes the following representations and warranties to Docking as of the date of this Agreement; provided, however, that any information set forth in one section of the EQBK Confidential Schedule will be deemed to apply to each other section or subsection of this Agreement expressly referenced in such disclosure; provided, further, that, notwithstanding anything in this Agreement to the contrary, (a) reference to any dollar amounts in any representation or warranty will not be deemed to indicate that such amount is material with respect to or otherwise under any provision under this Agreement, and (b) the inclusion of an item in such EQBK Confidential Schedule as an exception to a representation or warranty will not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Material Adverse Change on EQBK or Equity Bank.

Section 4.01    Organization and Qualification.

(a)    EQBK is a corporation, duly organized, validly existing and in good standing under all Laws of the State of Kansas and is a bank holding company registered under the BHCA. EQBK has the corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and carry out its obligations under this Agreement. True and complete copies of the articles of incorporation and bylaws of EQBK, as amended to date, have been made available to Docking.

(b)    Equity Bank is a Kansas state bank, duly organized and validly existing under the Laws of the State of Kansas and in good standing under all Laws of the State of Kansas. Equity Bank has the corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and to carry on the business and activities now conducted by it. True and complete copies of the articles of incorporation and bylaws of Equity Bank, as amended to date, have been made available to Docking. Equity Bank is an insured depository institution as defined in the FDIA.

Section 4.02    Authority; Execution and Delivery. Each of EQBK and Equity Bank has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated herein. Each of EQBK and Equity Bank has taken all action necessary to authorize the execution, delivery and (provided the required regulatory approvals are subsequently obtained) performance of this Agreement and the other agreements and documents contemplated hereby to which it is a party. This Agreement has been, and the other agreements and documents contemplated hereby, have been or at Closing will be, duly executed by EQBK and Equity Bank, and each constitutes the legal, valid and binding obligation of EQBK and Equity Bank, respectively (assuming due authorization, execution and delivery by each other party hereto), enforceable in accordance with its respective terms and conditions, except as enforceability may be limited by the Bankruptcy Exception.

Section 4.03    Capitalization. The entire authorized capital stock of EQBK consists solely of (i) 45,000,000 shares of EQBK Class A Stock, of which 14,609,414 shares were issued and outstanding, as of March 31, 2018; (ii) 5,000,000 shares of EQBK Class B Stock, of which no shares are issued and outstanding; and (iii) 10,000,000 shares of EQBK preferred stock, none of which are issued and outstanding. The entire authorized capital stock of Equity Bank consists of 30,000 shares of common stock, $60.00 par value, of which 22,099 shares are issued and outstanding.

Section 4.04    SEC Filings; Financial Statements.

(a)    Except as set forth on EQBK Confidential Schedule 4.04, EQBK has timely filed and made available to Docking all forms, reports, and documents required to be filed by EQBK with the SEC since its initial public offering (collectively, the “EQBK SEC Reports”). The EQBK SEC Reports, including any EQBK SEC Reports filed after the date of this Agreement until the Effective Time (i) at the time filed, complied or will comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not or will not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such EQBK SEC Reports or necessary in order to make the statements in such EQBK SEC Reports, in light of the circumstances under which they were made, not misleading. Except for any Subsidiaries of EQBK that are registered as a broker, dealer or investment advisor or filings required due to fiduciary holdings of such Subsidiaries of EQBK, no Subsidiary of EQBK is required to file any forms, reports or other documents with the SEC.

(b)    The financial statements of EQBK contained in the EQBK SEC Reports (“EQBK Financial Statements”), including any EQBK SEC Reports filed after the date of this Agreement until the Effective Time, complied or will comply as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and fairly presented or will fairly present the consolidated financial position of EQBK and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

Section 4.05    Compliance with Laws, Permits and Instruments.

(a)    Each of EQBK and Equity Bank holds all material licenses, registrations, franchises, permits and authorizations necessary for the lawful conduct of its business and is not in violation of any applicable Law or Order of any Governmental Entity, which is reasonably likely to result in a Material Adverse Change as to EQBK, individually or in the aggregate, or to the Knowledge of EQBK is reasonably likely to materially and adversely affect, prevent or delay the obtaining of any regulatory approval for the consummation of the transactions contemplated by this Agreement.

(b)    Each of EQBK and Equity Bank has in all material respects performed and abided by all obligations required to be performed by it to the date hereof, and has complied in all material respects with, and is in material compliance with, and is not in default (and with the giving of notice or the passage of time will not be in default) under, or in violation of, (i) any provision of the articles of incorporation or bylaws of EQBK or Equity Bank or other governing documents of EQBK or Equity Bank, as applicable (collectively, the “EQBK Constituent Documents”), (ii) any material provision of any mortgage, indenture, lease, contract, agreement or other instrument applicable to EQBK or any Subsidiary of EQBK, or their respective assets, operations, properties or businesses, or (iii) any material Law or Order of any Governmental Entity applicable to EQBK or any Subsidiary of EQBK or their respective assets, operations, properties or businesses, except in the case of clauses (ii) and (iii), where any such noncompliance, default or violation, in the aggregate, would not have a Material Adverse Change on EQBK or any Subsidiary of EQBK.

(c)    The execution, delivery and (provided the required regulatory approvals are subsequently obtained) performance of this Agreement and the other agreements contemplated hereby, and the completion of the transactions contemplated hereby and thereby will not conflict in any material respect with, or result, by itself or with the giving of notice or the passage of time, in any material violation of or default or loss of a benefit under, (i) the EQBK Constituent Documents, (ii) any material provision of any mortgage, indenture, lease, contract, agreement or other instrument applicable to EQBK or any Subsidiary of EQBK, or their respective assets, operations, properties or businesses or

(iii) any material Order or Law applicable to EQBK or any Subsidiary of EQBK or their respective assets, operations, properties or businesses.

Section 4.06    Undisclosed Liabilities. Except for (a) liabilities and obligations incurred in the ordinary course of business since the date of the most recent EQBK Financial Statements, (b) liabilities and obligations disclosed in the appropriate EQBK SEC Reports, and (c) liabilities and obligations incurred in connection with the Merger or otherwise as contemplated by this Agreement, neither EQBK nor any of its Subsidiaries has incurred any liabilities or obligations that would be required to be reflected or reserved against in a consolidated balance sheet of EQBK and its Subsidiaries prepared in accordance with GAAP.

Section 4.07    Litigation.

(a)    Except as disclosed in EQBK’s SEC Reports, neither EQBK nor Equity Bank is a party to any, and there are no pending or, to the Knowledge of EQBK, threatened, Proceedings of any nature against EQBK or Equity Bank which are reasonably likely, individually or in the aggregate, to result in a Material Adverse Change as to EQBK or Equity Bank, nor, to the Knowledge of EQBK, is there any basis for any Proceeding against EQBK or Equity Bank that would be reasonably likely, individually or in the aggregate, to result in a Material Adverse Change as to EQBK or Equity Bank. There is no Order imposed upon EQBK or Equity Bank or the assets or Property of EQBK or Equity Bank that has resulted in, or is reasonably likely to result in, a Material Adverse Change as to EQBK or Equity Bank.

(b)    No Proceeding is pending or, to the Knowledge of EQBK, threatened against EQBK or Equity Bank that questions or would question the validity of this Agreement or the agreements contemplated hereby or any actions taken or to be taken by EQBK or Equity Bank pursuant hereto or thereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.

Section 4.08    Consents and Approvals. The EQBK Board (at a meeting duly called and held) has approved and adopted this Agreement. Except as set forth on EQBK Confidential Schedule 4.08 and (a) the filing of applications, filings and notices, as applicable, with the Federal Reserve under the BHCA and approval of such applications, filings and notices, (b) the filings of applications, filings and notices, as applicable, with the FDIC, and approval of such applications, filings and notices, (c) the filing of applications, filings and notices, as applicable, with the OSBC in connection with the Merger, and approval of such applications, filings and notices, (d) the filing with the SEC of any filings under applicable requirements of the Exchange Act, and (e) the filing of the certificates of merger with the Kansas Secretary of State pursuant to the requirements of the KGCC and the Oklahoma Secretary of State pursuant to the requirements of the OGCA, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (i) the execution and delivery by EQBK and Equity Bank of this Agreement or (ii) the consummation by EQBK and Equity Bank of the transactions contemplated by this Agreement. As of the date of this Agreement, EQBK knows of no reason why all regulatory approvals from any Governmental Entity or Regulatory Agency required for the consummation of the transactions contemplated hereby should not be obtained on a timely basis and EQBK has no Knowledge of any fact or circumstance that would materially delay receipt of any such required regulatory approval.

Section 4.09    Regulatory Compliance.

(a)    Neither EQBK nor Equity Bank is or has been within the last five (5) years subject to any cease-and-desist or other Order or other formal or informal enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any Order or directive by, or has been ordered to pay any civil penalty by, or is a recipient of a supervisory letter from, or has adopted any board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that restricts the conduct of its business or that relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business. There is no unresolved violation, criticism or exception by any Regulatory Agency or other Governmental Entity with respect to any report or statement relating to any examinations of EQBK or Equity Bank. There are no Proceeding pending or, to the Knowledge of EQBK, threatened against EQBK, Equity Bank or other Subsidiary of EQBK by any Regulatory Agency. As of the date of this Agreement, EQBK is “well-capitalized” (as that term is defined in 12 C.F.R. § 225.2(r)) and “well managed” (as that term is defined is 12 C.F.R. § 225.2(s)). As of the date of this Agreement, Equity Bank is an “eligible depository institution” (as that term is defined in 12 C.F.R. § 303.2(r)). Notwithstanding the foregoing, neither party shall be required to take any action under this Agreement that would cause such party to violate 12 C.F.R. §309.6.

(b)    All material reports, records, registrations, statements, notices and other documents or information required to be filed by EQBK or Equity Bank with any Regulatory Agency, have been duly and timely filed and all information and data contained in such reports, records or other documents are accurate and complete.

Section 4.10    Absence of Certain Changes. Except as disclosed in the EQBK SEC Reports, since March 31, 2018, (a) EQBK has conducted its business in the ordinary course (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby), and (b) no event has occurred or circumstance arisen that, individually or in the aggregate, had or is reasonably likely to have, a Material Adverse Change on EQBK or Equity Bank.

Section 4.11    Internal Controls. Except as set forth on EQBK Confidential Schedule 4.12, none of EQBK’s records, systems, controls, data or information, are recorded, stored, maintained and operated wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of EQBK or its accountants. EQBK has devised, established and maintained a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP (except as otherwise required by RAP).

Section 4.12    Sufficiency of Funds. EQBK has sufficient cash on hand or other sources of immediately available funds to enable it to pay the Per Share Merger Consideration and consummate the transactions contemplated by this Agreement.

Section 4.13    Representations Not Misleading. No representation or warranty by EQBK contained in this Agreement, nor to the Knowledge of EQBK, any written statement, exhibit or schedule furnished to Docking by EQBK under and pursuant to, or in anticipation of this Agreement, contains or will contain on the Closing Date any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which it was or will be made, not misleading and such representations and warranties would continue to be true and correct following disclosure to any Governmental Entity having jurisdiction over EQBK or their properties of the facts and circumstances upon which they were based.

Section 4.14    No Other Representations or Warranties. The representations and warranties of EQBK contained in this Article IV as qualified by the EQBK Confidential Schedule (and any updates thereto) constitute the sole and exclusive representations and warranties of EQBK to Docking in connection with the transactions contemplated hereby, and all other representations and warranties of any kind or nature expressed or implied (including any relating to the future or historical financial condition, results of operations, prospects, business, assets or liabilities of EQBK or Equity Bank), whether made by EQBK, Equity Bank or any of their Affiliates or any of their respective shareholders, directors, officers, employees, agents, representatives, advisors, or consultants are specifically disclaimed by EQBK.

ARTICLE V

COVENANTS OF DOCKING AND THE BANK

Section 5.01    Commercially Reasonable Efforts. Docking and the Bank will use commercially reasonable efforts to perform and fulfill all conditions and obligations on its part to be performed or fulfilled under this Agreement and to cause the consummation of the transactions contemplated hereby in accordance with this Agreement.

Section 5.02    Information Furnished by Docking and the Bank. Docking and the Bank shall promptly following receipt of a written request from EQBK furnish or cause to be furnished to EQBK, all information concerning Docking and the Bank, including but not limited to financial statements, required for inclusion in any statement or application made or filed by EQBK to any governmental body in connection with the transactions contemplated by this Agreement or in connection with any unrelated transactions during the pendency of this Agreement. Docking and the Bank represent and warrant that all information so furnished shall be true and correct in all material respects and shall not omit any material fact required to be stated therein or necessary to make the statements made, in light of the circumstances under which they were made, not misleading. Docking and the Bank shall otherwise fully cooperate with EQBK in the filing of any applications or other documents necessary to consummate the transactions contemplated by this Agreement.

Section 5.03    Required Acts. Between the date of this Agreement and the Closing, the Bank (and, with respect to Section 5.03(k), Docking) will unless otherwise permitted in writing by EQBK:

(a)    operate (including the making of, or agreeing to make, any loans or other extensions of credit) only in the ordinary course of business and consistent with past practices and safe and sound banking principles;

(b)    except as required by prudent business practices, use all commercially reasonable efforts to preserve its business organization intact and to retain its present directors, officers, employees, key personnel and customers, depositors and goodwill and to maintain all assets owned, leased or used by it (whether under its control or the control of others), in good operating condition and repair, ordinary wear and tear excepted and unavoidable casualty;

(c)    perform all of its obligations under any material contracts, leases and documents relating to or affecting its assets, properties and business, except such obligations as Docking or the Bank may in good faith reasonably dispute;

(d)    except as required by prudent business practices, use all commercially reasonable efforts to maintain in full force and effect all insurance policies now in effect or renewals thereof and give all notices and present all claims under all insurance policies in due and timely fashion;

(e)    timely file, subject to extensions, all reports required to be filed with governmental authorities and observe and conform, in all material respects, to all applicable Laws, except those being contested in good faith by appropriate Proceedings;

(f)    timely file, subject to extensions, all Tax Returns required to be filed by it and promptly pay all Taxes, assessments, governmental charges, duties, penalties, interest and fines that become due and payable, except those being contested in good faith by appropriate Proceedings;

(g)    withhold from each payment made to each of its employees, independent contractors, creditors and other third parties the amount of all Taxes required to be withheld therefrom and pay the same to the proper Tax receiving officers;

(h)    account for all transactions and prepare all financial statements in accordance with GAAP;

(i)    promptly classify and charge off loans and make appropriate adjustments to loss reserves in accordance with the instructions to the Call Report and the Uniform Retail Credit Classification and Account Management Policy;

(j)    maintain the allowance for loan losses account in accordance with GAAP and in an amount reasonably estimated to be adequate in all material respects to provide for all losses, net of recoveries relating to loans previously charged off, on all outstanding loans and in compliance with applicable regulatory requirements, and not reduce the amount of the Bank’s allowance for loan losses; provided, further, that such allowance for loan losses account shall be an amount not less than the greater of (i) $790,807, and (ii) 1.03% of aggregate loans (excluding loans held for sale) and shall include the estimated cost of carrying and disposing of non-performing loans and OREO Property including any specific reserve required for the ownership or sale of such OREO Property;

(k)    use its commercially reasonable efforts to prevent any shareholder of Docking from taking any action that would result in the termination of Docking’s status as an “S corporation” within the meaning of Section 1361 of the Code or the termination of the Bank’s status as a “qualified subchapter S subsidiary” within the meaning of Section 1361(b)(3)(B) of the Code;

(l)    pay or accrue all costs, expenses and other charges to be incurred by the Bank in connection with the Merger, including, but not limited to, all legal fees, accounting fees, consulting fees and brokerage fees, prior to the Calculation Date; and

(m)    ensure that all accruals for Taxes are accounted for in the ordinary course of business, consistent with past practices and in accordance with GAAP.

Section 5.04    Prohibited Acts. Between the date of this Agreement and the Closing, the Bank (and, with respect to Section 5.04(g), Docking) will not without the prior written consent of EQBK, except as set forth on Docking Confidential Schedule 5.04:

(a)    merge into, consolidate with or sell any assets to any other Person or entity, change the Bank’s certificate of incorporation or bylaws, increase the number of shares of Bank Stock outstanding or increase the amount of the Bank’s surplus (as calculated in accordance with the instructions to the Call Report);

(b)    except as explicitly permitted hereunder or in accordance with applicable Law or pursuant to a contract existing as of the date of this Agreement, engage in any transaction with any affiliated Person or allow such Persons to acquire any assets from the Bank, except (i) in the form of wages, salaries, fees for services, reimbursement of expenses and benefits already granted or accrued under the Employee Plans currently in effect, or (ii) any deposit (in any amount) made by an officer, director or employee;

(c)    except for the Special Dividend and as set forth on Docking Confidential Schedule 5.04, declare, set aside or make any payment of dividends or make any other distribution to Docking, whether in cash, shares or other property;

(d)    obligate itself to purchase, retire or redeem, any of its capital shares or other securities;

(e)    discharge or satisfy any material Lien, charge or encumbrance or pay any material obligation or liability, whether absolute or contingent, due or to become due, except in the ordinary course of business consistent with past practices and except for liabilities incurred in connection with the transactions contemplated hereby;

(f)    issue, reserve for issuance, grant, sell or authorize the issuance of any shares of its capital stock or other securities or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance thereto;

(g)    revoke Docking’s election to be taxed as an “S corporation” within the meaning of Section 1361 of the Code, or take any action that would result in the termination of Docking’s status as an “S corporation” within the meaning of Section 1361 of the Code or the termination of the Bank’s status as a “qualified subchapter S subsidiary” within the meaning of Section 1361(b)(3)(B) of the Code prior to the Closing Date;

(h)    accelerate the vesting of pension or other benefits in favor of employees of the Bank, except according to the Employee Plans or as otherwise contemplated by this Agreement or as required by applicable Law;

(i)    acquire any capital stock or other equity securities or acquire any equity or ownership interest in any bank, corporation, partnership or other entity (except (i) through settlement of indebtedness, foreclosure, or the exercise of creditors’ remedies or (ii) in a fiduciary capacity, the ownership of which does not expose it to any material liability from the business, operations or liabilities of such Person);

(j)    mortgage, pledge or subject to Lien any of its property, business or assets, tangible or intangible, except (i) Permitted Encumbrances and (ii) pledges of assets to secure public funds deposits;

(k)    enter into any employment or consulting contract (other than as contemplated by the terms of the Employee Plans or this Agreement) or other agreement with any current or proposed director, officer or employee or adopt, amend in any material respect or terminate any pension, employee welfare, retirement, stock purchase, stock option, phantom stock, stock appreciation rights, termination, severance, income protection, golden parachute, savings or profit-sharing plan (including trust agreements and insurance contracts embodying such plans), any deferred compensation, or collective bargaining agreement, any group insurance contract or any other incentive, welfare or employee benefit plan or agreement for the benefit of its directors, employees or former employees, except as required by applicable Law or by this Agreement;

(l)    make any capital expenditures or capital additions or betterments, except for such capital expenditures or capital additions that are set forth in writing in the budget provided to EQBK or that are reasonably necessary to prevent deterioration of the condition of a property;

(m)    sell or dispose of, or otherwise divest itself of the ownership, possession, custody or control, of any corporate books or records of any nature that, in accordance with sound business practice, normally are retained for a period of time after their use, creation or receipt, except at the end of the normal retention period;

(n)    except as required by any applicable Regulatory Agency or applicable Law, make any, or acquiesce with any, (i) material change in any credit underwriting standards or practices, including loan loss reserves, (ii) material change in any asset liability management techniques, (iii) change in any accounting methods, principles or material practices, or (iv) Tax election, change in taxable year, material amendment of a Tax Return, settlement of any Tax claim or assessment relating to Docking or the Bank, or surrender any claim to a Tax refund;

(o)    purchase any investment securities, other than purchases of obligations of the U.S. Treasury (or any agency thereof) with a duration of four (4) years or less and an AA rating by at least one nationally recognized ratings agency;

(p)    renew, extend the maturity of, or alter any of the terms of any loan classified by the Bank as “special mention,” “substandard,” or “impaired” or other words of similar import; or

(q)    enter into any acquisitions or leases of real property, including new leases and lease extensions, other than in the ordinary course of business consistent with past practice or through settlement of indebtedness, foreclosure or the exercise of creditors’ remedies.

Without notice to, or consent of, EQBK, the Bank shall be entitled to sell any investment security and shall be entitled to enter into any hedge transaction with respect to its investment portfolio so long as such hedge transaction terminates prior to the Closing Date.

Section 5.05    Access; Pre-Closing Investigation.

(a)    Subject to the provisions of the Confidentiality Agreement, Docking and the Bank will afford the officers, directors, employees, attorneys, accountants, investment bankers and authorized representatives of EQBK reasonable access during normal business hours, to the extent legally permissible, to the properties, books, contracts and records of the Bank, permit EQBK to make such inspections (including with regard to such properties physical inspection of the surface and subsurface thereof and any structure thereon pursuant to Section 5.11) as they may reasonably require and furnish to EQBK, to the extent legally permissible, during such period all such information concerning the Bank and its affairs as EQBK may reasonably request, in order that EQBK may have an opportunity to make such reasonable investigation as it desires to make of the affairs of the Bank, including access sufficient to verify the value of the assets and the liabilities of the Bank and the satisfaction of the conditions precedent to EQBK’s obligations described in Article VIII of this Agreement. EQBK will use its commercially reasonable efforts not to disrupt the normal business operations of the Bank. Docking agrees at any time, and from time to time, to furnish to EQBK as soon as reasonably practicable, any additional information that EQBK may reasonably request regarding the Bank. Neither Docking nor the Bank shall be required to provide access to or to disclose information where such access or disclosure would, in the reasonable judgment of Docking, cause significant competitive harm to it or the Bank if the transactions contemplated by this Agreement are not consummated, violate or prejudice the rights of Docking’s or the Bank’s customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any Law, Order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement.

(b)    No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party’s obligation to consummate the transactions contemplated by this Agreement.

Section 5.06    Additional Financial Statements and Tax Returns. Docking and the Bank will promptly furnish to EQBK true and complete copies of (a) each Call Report prepared after the date of this Agreement promptly after such reports are made available to the FDIC, (b) each Tax Return for Docking and the Bank prepared after the date of this Agreement promptly after such returns are made available to the IRS, and (c) unaudited month-end financial statements of Docking and the Bank.

Section 5.07    Untrue Representations. Docking will promptly notify EQBK in writing if Docking becomes aware of any fact or condition that makes untrue, or shows to have been untrue, in any material respect, any representation or warranty made in or pursuant to this Agreement or that results in the failure of Docking or any of its Subsidiaries to comply with any covenant, condition or agreement contained in this Agreement in all material respects.

Section 5.08    Litigation and Claims. Docking will promptly notify EQBK in writing of any litigation, or of any claim, controversy or contingent liability that might be reasonably expected to become the subject of litigation, against the Bank or affecting any of its properties, and Docking will promptly notify EQBK of any Proceeding, pending or, to the Knowledge of Docking or the Bank, threatened against Docking or the Bank that questions or might question the validity of this Agreement or the agreements contemplated hereby or any actions taken or to be taken by Docking or the Bank pursuant hereto or thereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.

Section 5.09    Material Adverse Changes. Docking and the Bank will promptly notify EQBK in writing if any change or development has occurred or, to the Knowledge of Docking or the Bank, been threatened (or any development has occurred or been threatened involving a prospective change) that (a) is reasonably likely to have, individually or in the aggregate, a Material Adverse Change on the Bank, (b) would adversely affect, prevent or delay the obtaining of any regulatory approval for the consummation of the transactions contemplated by this Agreement in any material respect, or (c) would cause the conditions in Article VIII not to be satisfied.

Section 5.10    Consents and Approvals. Docking and the Bank will use their commercially reasonable efforts to obtain all consents and approvals from third parties, including those listed on Docking Confidential Schedule 2.02(l), necessary to consummate the transactions contemplated by this Agreement.

Section 5.11    Environmental Investigation.

(a)    EQBK and its consultants, agents and representatives will have the right, to the same extent that the Bank has the right, if any, but not the obligation or responsibility, to inspect any Property, including conducting asbestos surveys and sampling, environmental assessments and investigations, and other environmental surveys and analyses including soil and ground sampling (“Environmental Inspections”) at any time on or prior to the date that is forty-five (45) days after the date of this Agreement. EQBK will notify Docking prior to any physical inspections of the Property, and Docking may place reasonable restrictions on the time of such inspections. If, as a result of any such Environmental Inspection, further investigation (“Secondary Investigation”) including, test borings, soil, water and other sampling is deemed desirable by EQBK, EQBK will (i) notify Docking of any Property for which it intends to conduct such a Secondary Investigation and the reasons for such Secondary Investigation, and (ii) commence such Secondary Investigation, on or prior to the date that is seventy-five (75) days after the date of this Agreement. EQBK will give reasonable notice to Docking of such Secondary Investigations, and Docking may place reasonable time and place restrictions on such Secondary Investigations. After completing the Environmental Inspections and Secondary Investigation contemplated by this Agreement, EQBK shall remove the equipment and restore any part of the Property that was affected by its activities to a condition that is reasonably similar to the condition of the Property at the time immediately preceding the commencement of said activities.

(b)    Docking agrees to make available to EQBK and its consultants, agents and representatives all documents and other material relating to environmental conditions of any Property including the results of other Environmental Inspections and surveys. Docking also agrees that all engineers and consultants who prepared or furnished such reports may discuss such reports and information with EQBK and will be entitled to certify the same in favor of EQBK and its consultants, agents and representatives and make all other data available to EQBK and its consultants, agents and representatives.

Section 5.12    Benefit Plans.

(a)    Docking and the Bank will take all action necessary to terminate any Bank-Sponsored Plan that is a Code section 401(a) qualified retirement plan (each a “Retirement Plan”), effective no later than the date immediately before the Closing Date. Docking will provide EQBK evidence or such other confirmation from Docking which EQBK deems appropriate that (i) each such Retirement Plan has been terminated as set forth in this paragraph pursuant to duly authorized corporate action and (ii) at the request of EQBK, Docking or the Bank has submitted to the IRS an application for determination of the tax-qualified status of any qualified plan relating to its termination. Docking or the Bank shall amend any Retirement Plan to include any provisions that are necessary or desirable in connection with the termination of such Retirement Plan; provided, that any cost associated with such amendment shall be paid by the Bank. Provided EQBK’s request to file an application for determination is given at least ninety (90) days prior to the Closing, (x) such application will be filed on or before the Closing and (y) any costs incurred prior to the Closing related to such termination shall be paid (including all related legal, administrative and other costs and expenses unless specifically set forth otherwise in this subsection) solely by the Bank or Docking, as determined by them, and, if by the Bank, reflected in the calculation of Adjusted Equity.

(b)    At the direction of EQBK, Docking and the Bank will take all action necessary to terminate any Bank-Sponsored Plan that is an employee welfare benefit plan, as defined in ERISA Section 3(1) (“Welfare Plan”), effective not later than immediately before the Closing. Docking will provide EQBK evidence or such other confirmation from Docking which EQBK deems appropriate that each such Welfare Plan has been terminated as set forth in this paragraph pursuant to duly authorized corporate action. Notwithstanding the foregoing, without the consent of EQBK, Docking and the Bank shall not take any action to terminate any Welfare Plan that is a group medical plan.

(c)    Docking and the Bank will take all action necessary to terminate the Bank’s participation in any Employee Plan sponsored by Docking or any of its ERISA Affiliates (other than the Bank), effective not later than immediately before the Closing. Docking will provide EQBK evidence or such other confirmation from Docking which EQBK deems appropriate that the Bank’s participation in each such Employee Plan has been terminated as set forth in this paragraph. “ERISA Affiliate” means any entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes Docking or the Bank.

Section 5.13    Termination of Contracts.

(a)    Docking and the Bank will, with regard to any contract to which the Bank is a party identified by EQBK prior to the Calculation Date, cooperate with and take such actions as reasonably requested by EQBK to terminate any such contract on a date to be determined by EQBK, in its sole discretion; provided, that, except for those contracts set forth on Docking Confidential Schedule 5.13(a) which EQBK shall be responsible for the costs, fees, expenses, contract payments, penalties or liquidated damages necessary to be paid in connection with the termination of such contract, any and all costs, fees, expenses, contract payments, penalties or liquidated damages necessary to be paid by the Bank in connection with the termination of any contract, regardless of whether such contract is identified by EQBK, shall be reflected in the calculation of Adjusted Equity as contemplated by Section 1.06(a).

(b)    Docking and the Bank will cooperate with EQBK in EQBK’s commercially reasonable efforts to negotiate a settlement of the termination of the Bank’s data processing/technology contracts listed on Docking Confidential Schedule 5.13(b); provided, that, unless such data processing and technology contracts are set forth on Docking Confidential Schedule 5.13(a), any and all costs, fees, expenses, contract payments, penalties or liquidated damages necessary to be paid by the Bank in connection with the termination of such data processing and technology contracts shall be reflected in the calculation of Adjusted Equity as contemplated by Section 1.06(a).

(c)    Any such notice and actions by Docking and the Bank pursuant to this Section 5.13 will be in accordance with the terms of such contracts.

Section 5.14    Conforming Accounting Adjustments. The Bank shall, if reasonably requested by EQBK, consistent with GAAP, immediately prior to Closing, make such accounting entries as EQBK may reasonably request in order to conform the accounting records of the Bank to the accounting policies and practices of EQBK; provided, however, that no such adjustment shall (a) constitute or be deemed to be a breach, violation or failure to satisfy any representation, warranty, covenant, condition or other provision or constitute grounds for termination of this Agreement (except to the extent that a certain representation, warranty, covenant or other provision is breached and thus, requires the adjustment), (b) require any prior filing with any governmental agency or regulatory authority, (c) violate any Law applicable to Docking or the Bank, (d) be an acknowledgment by Docking or the Bank (i) of any adverse circumstances for purposes of determining whether the conditions to EQBK’s obligations under this Agreement have been satisfied, or (ii) that such adjustment is required for purposes of determining satisfaction of the condition to EQBK’s obligations under this Agreement set forth in Section 8.09, or (e) affect the calculation of the Special Dividend, Adjusted Equity, or the Per Share Merger Consideration.

Section 5.15    Regulatory and Other Approvals. Docking, at its own expense, will promptly file or cause to be filed applications for all regulatory approvals required to be obtained by Docking in connection with this Agreement and the other agreements contemplated hereby. Docking will promptly furnish EQBK with copies of all such regulatory filings and all correspondence for which confidential treatment has not been requested. Docking will use its commercially reasonable efforts to obtain all such regulatory approvals and any other approvals from third parties listed on Docking Confidential Schedule 3.08 prior to the Closing. All documents that Docking is responsible for filing with any Regulatory Agency in connection with the Merger shall comply with respect to Docking in all material respects with the provisions of applicable Law.

Section 5.16    Tax Matters. The following provisions of this Section 5.16 shall govern the allocation of responsibilities between EQBK and Docking for Tax matters following the Closing. A party’s right for indemnity for Taxes shall be made under this Section 5.16 rather than Article IX, and for the avoidance of doubt, shall not be subject to the limitations in Section 9.04.

(a)    Docking shall include the income of the Bank on Docking’s federal S corporation Tax Returns and state, local or foreign income and franchise Tax Returns for all periods through the end of the Closing Date and pay any federal, state, local and foreign Taxes attributable to such income (including, without limitation, any federal income, state, local and franchise or margin Taxes incurred by Docking or the Bank as a result of the sale of the assets of the Bank pursuant to this Agreement). Docking shall furnish Tax information to EQBK for inclusion in EQBK’s federal consolidated income Tax Return for the Post-Closing Tax Period (or that portion of a Straddle Period beginning after the Closing Date) in accordance with the Bank’s past custom and practice. The items of income gain, loss, deduction and credit of the Bank shall be apportioned between the Pre-Closing Tax Period and Post-Closing Tax Period based on closing the books of the Bank as of the end of the Closing Date, except that items required to be allocated for a Straddle Period shall be allocated as provided in (g) below.

(b)    Docking shall allow EQBK and its counsel to participate (at EQBK’s expense) in any audit or litigation of Docking’s federal or state Tax Returns for the period up to and including the Closing Date to the extent that such returns relate to the Bank and could reasonably be expected to increase or decrease Taxes of EQBK or any of its Affiliates for any taxable period (or portion thereof) after the Closing Date. Docking shall not settle any such audit in a manner that could reasonably be expected to adversely affect EQBK or any of its Affiliates after the Closing Date without the prior consent of EQBK, which consent shall not be unreasonably withheld, conditioned or delayed. If Docking receives notice from the IRS (or applicable state or local Governmental Entity) of an audit or other administrative adjustment or proceeding that might reasonably be expected to give rise to an indemnity claim by EQBK under this Section 5.16, Docking shall notify EQBK in writing within 10 Business Days of notice of such audit, adjustment or proceeding including notice that Docking intends to contest the matters that are the subject of the audit, adjustment or proceeding. To the extent Docking declines to contest the matters referenced in the immediately preceding sentence or fails to diligently pursue the same, EQBK shall be entitled (at Docking’s sole cost and expense) to contest such matters and Docking agrees to provide such powers of attorney and all other reasonably cooperation necessary.

(c)    Docking shall not file or take any position on any of its or the Bank’s Tax Returns (including any amended Tax Returns of Docking or the Bank) with respect to a Pre-Closing Tax Period of the Bank (or that portion of a Straddle Period that ends on the Closing Date) that could reasonably be expected to increase the liability of EQBK and its Affiliates (including the Bank) for a taxable period (or portion thereof) beginning after the Closing Date without the prior written consent of EQBK, such consent not to be unreasonably withheld, conditioned or delayed.

(d)    All transfer, documentary, sales, use, stamp, registration and other such Taxes and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement, if any, shall be paid by Docking when due, and Docking will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable law, EQBK will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

(e)    Docking, the Bank, and EQBK shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 5.16 and any audit, litigation or other Proceeding with respect to Taxes attributable to a Pre-Closing Tax Period or that portion of a Straddle Period that ends on the Closing Date. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Docking agrees (i) to retain all books and records with respect to Tax matters pertinent to the Bank relating to any Pre-Closing Tax Period or the portion of a Straddle Period ending on the close of the Closing Date until the expiration of the applicable statute of limitations and (ii) to give EQBK reasonable written notice prior to transferring, destroying or discarding any books and records and if EQBK requests shall allow EQBK to take possession of such books and records.

(f)    Docking and EQBK further agree, upon request, to use their reasonable commercial best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(g)    Docking shall indemnify and hold harmless EQBK and Equity Bank from and against any loss, claim, liability, expense or other damage attributable to (but without duplication) (i) all Taxes (or the nonpayment thereof) of Bank for all taxable periods ending on or prior to the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (“Pre-Closing Tax Period”) (including for the avoidance of doubt, all Taxes attributable to the transactions described in this Agreement); (ii) all Taxes of Docking; (iii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which Docking or the Bank is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local or foreign law or regulation; (iv) any and all Taxes of any Person (other than the Bank) imposed on the Bank as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring prior to the Closing Date; (v) any Taxes of Docking or Bank imposed under Section 1374 of the Code; and (vi) any breach of the representations and warranties in Section 3.12; provided, however, that no indemnification payment for Taxes will be required under this Section 5.16(g) to the extent of the amount of such Taxes included in the calculation of the Adjusted Equity. In the case of any taxable period that includes but does not end on the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income, receipts or payroll of the Bank for the Pre-Closing Tax Period shall be determined based on a closing of the books as of the close of business on the Closing Date and the amount of any other Taxes shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

(h)    EQBK shall include the income of the Bank (or successor thereto) on EQBK’s federal corporation Tax Returns and state, local or foreign income and franchise Tax Returns for Post-Closing Tax Periods and pay any federal, state, local and foreign Taxes attributable to such income. The items of income gain, loss, deduction and credit of the Bank shall be apportioned between the Pre-Closing Tax Period and the Post-Closing Tax Period based on a closing of the books as of the close of business on the Closing Date and the amount of any other Taxes based on closing the books of the Bank as of the end of the Closing Date, except that items required to be allocated for a Straddle Period shall be allocated as provided in Section 5.16(g) above or Section 5.16(l) below, as applicable.

(i)    EQBK shall allow Docking and its counsel to participate (at Docking’s expense) in any audit or litigation of EQBK’s federal or state Tax Returns for the period after the Closing Date to the extent that such returns relate to the Bank and could reasonably be expected to increase or decrease Taxes of Docking or any of its Affiliates for any Pre-Closing Tax Period. EQBK shall not settle any such audit in a manner that could reasonably be expected to adversely affect Docking or any of its Affiliates after the Closing Date without the prior consent of Docking, which consent shall not be unreasonably withheld, conditioned or delayed. If EQBK receives notice from the IRS (or applicable state or local Governmental Entity) of an audit or other administrative adjustment or proceeding that might reasonably be expected to give rise to an indemnity claim by Docking under this Section 5.16, EQBK shall notify Docking in writing within 10 Business Days of notice of such audit, adjustment or proceeding including notice that EQBK intends to contest the matters that are the subject of the audit, adjustment or proceeding. To the extent EQBK declines to contest the matters referenced in the immediately preceding sentence or fails to diligently pursue the same, Docking shall be entitled (at EQBK’s sole cost and expense) to contest such matters and EQBK agrees to provide such powers of attorney and all other reasonably cooperation necessary.

(j)    EQBK shall not file or take any position on any of its or the Bank’s (or successor thereto) Tax Returns (including any amended Tax Returns of the Bank or successor thereto) with respect to any Post-Closing Tax Period (or that portion of a Straddle Period that ends after the Closing Date) that could reasonably be expected to increase the liability of Docking and its Affiliates for a taxable period (or portion thereof) beginning prior to the Closing Date without the prior written consent of Docking, such consent not to be unreasonably withheld, conditioned or delayed.

(k)    Docking, the Bank (or successor thereto), and EQBK shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 5.16 and any audit, litigation or other Proceeding with respect to Taxes attributable to any Post-Closing Tax Period or that portion of a Straddle Period that ends after the Closing Date. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. EQBK agrees (i) to retain all books and records with respect to Tax matters pertinent to the Bank (or successor thereto) relating to any Post-Closing Tax Period or the portion of a Straddle Period ending after the Closing Date until the expiration of the applicable statute of limitations and (ii) to give Docking reasonable written notice prior to transferring, destroying or discarding any books and records and if Docking requests shall allow Docking to take possession of such books and records.

(l)    EQBK shall indemnify and hold harmless Docking and Docking’s stockholders from and against any loss, claim, liability, expense or other damage attributable to (but without duplication) (i) all Taxes (or the nonpayment thereof) of Bank (or successor thereto) for all taxable periods beginning after the Closing Date and the portion after the Closing Date for any taxable period that includes (but does not end on)

the Closing Date (“Post-Closing Tax Period”); (ii) all Taxes of EQBK; and (iii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Bank (or successor thereto) is a member after the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local or foreign law or regulation. In the case of any Straddle Period, the amount of any Taxes based on or measured by income, receipts or payroll of the Bank or successor thereto for the Post-Closing Tax Period shall be determined based on a closing of the books as of the close of business on the Closing Date and the amount of any other Taxes shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

(m)    Notwithstanding anything in this Agreement to the contrary, the provisions of Section 3.12 and this Section 5.16 shall survive the Closing and shall remain in full force and effect for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days.

(n)    All Tax sharing agreements with respect to the Bank, on the one hand, and Docking and any other Subsidiaries, on the other hand, shall be terminated as of the Closing Date.

Section 5.17    Disclosure Schedules. At least five (5) Business Days prior to the Closing, Docking agrees to provide EQBK with supplemental disclosure schedules reflecting any material changes thereto between the date of this Agreement and the date that such supplemental disclosure schedules are provided (the “Initial Supplement Date”), and, at least one (1) Business Day prior to the Closing, Docking agrees to provide EQBK with supplemental disclosure schedules reflecting material changes (if any) thereto between the Initial Supplement Date and the Closing Date. Delivery of such supplemental disclosure schedules shall not cure a breach or modify a representation or warranty of this Agreement.

Section 5.18    Transition.

(a)    The senior officers of Docking and the Bank agree to meet with senior officers of EQBK as reasonably requested by EQBK to review the financial and operational affairs of the Bank, and to the extent permitted by applicable Law, each of Docking and the Bank agrees to give due consideration to EQBK’s input on such matters, consistent with this Section 5.18, with the understanding that EQBK shall in no event be permitted to exercise control of Docking or the Bank prior to the Effective Time and, except as specifically provided under this Agreement, Docking and the Bank shall have no obligation to act in accordance with EQBK’s input. Commencing after the date hereof and to the extent permitted by applicable Law, EQBK, Docking and the Bank shall use their commercially reasonable efforts to plan the integration of the Bank with the businesses of EQBK and Equity Bank and their respective Affiliates to be effective as much as practicable as of the Closing Date; provided, however, that in no event shall EQBK or its Affiliates be entitled to control Docking or the Bank prior to the Effective Time. Without limiting the generality of the foregoing, from the date hereof through the Effective Time and consistent with the performance of their day-to-day operations and the continuous operation of the Bank in the ordinary course of business, Docking’s and the Bank’s employees and officers shall use their commercially reasonable efforts to provide support, including, at the expense of EQBK, support from Docking’s and the Bank’s outside contractors, and to assist EQBK in performing all tasks reasonably required to result in a successful integration at the Closing. EQBK shall provide such assistance of its personnel as Docking and the Bank shall request to permit Docking and the Bank to comply with their obligations under this Section 5.18.

(b)    Following receipt of all regulatory approvals required for the consummation of the transactions contemplated by this Agreement, each of Docking and the Bank shall use its commercially reasonable efforts, and shall use its commercially reasonable efforts to cause its agents to, permit EQBK to take all reasonable actions that EQBK deems necessary or appropriate, and to cooperate and to use its commercially reasonable efforts to cause its agents to cooperate in the taking of such actions, to enable EQBK, after the Closing, to satisfy the applicable obligations under Sections 302, 404 and 906 of the Sarbanes-Oxley Act of 2002 (the “SOA”) and the other requirements of the SOA with respect to Docking and the Bank, including establishing and maintaining adequate disclosure controls and procedures and internal controls over financial reporting as such terms are defined in the SOA. Any such actions shall be at the expense of EQBK.

Section 5.19    Execution of Releases. Docking shall use its best efforts to cause the persons set forth on Docking Confidential Schedule 8.05 to take such action as they are required to, in order to execute the releases as described in Section 8.05.

Section 5.20    No Solicitation of Other Acquisition Proposals. Docking and the Bank will not, and will cause Docking’s and the Bank’s respective officers, directors, employees, Affiliates, agents and representatives not to, directly or indirectly, (i) initiate or solicit or knowingly encourage any inquiries with respect to, or the making of, any Acquisition Proposal or (ii) except as permitted below, (A) engage in negotiations or discussions with or provide any information or data to, any Person relating to an Acquisition Proposal, (B) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal or (C) execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to any Acquisition Proposal. Docking and the Bank shall, and shall cause each of its officers, directors, employees, Affiliates, agents and representatives to, (i) immediately cease any solicitations, discussions or negotiations with any Person (other than EQBK or Equity Bank) conducted heretofore with respect to any Acquisition Proposal and promptly request return or destruction of confidential information related thereto, (ii) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement relating to any Acquisition Proposal to which it or any of its officers, directors, employees, Affiliates, agents and representatives is a party and (iii) use its commercially reasonable efforts to enforce any confidentiality or similar agreement relating to any Acquisition Proposal. Nothing herein shall restrict Docking from complying with its disclosure obligations with regard to any Acquisition Proposal under applicable Law. Docking will promptly (and in any event within 48 hours) notify EQBK of the receipt by Docking of any Acquisition Proposal, which notice shall include the material terms of and identity of the Person(s) making such Acquisition Proposal.

ARTICLE VI

COVENANTS OF EQBK

Section 6.01    Commercially Reasonable Efforts. EQBK shall use its commercially reasonable efforts to perform and fulfill all conditions and obligations on its part to be performed or fulfilled under this Agreement and to cause the consummation of the transactions contemplated hereby in accordance with this Agreement.

Section 6.02    Regulatory Filings.

(a)    EQBK and Equity Bank, at their own expense, with the cooperation of Docking and the Bank, at their own expense, shall promptly file or cause to be filed within thirty (30) days of the date of this Agreement applications for all regulatory approvals required to be obtained by EQBK or Equity Bank in connection with this Agreement and the transactions contemplated hereby, including the necessary applications for the prior approval of the Merger by the Federal Reserve and the OSBC.

(b)    EQBK shall promptly and properly prepare and file any filings required under the Exchange Act, relating to the Merger and the transactions contemplated herein.

(c)    EQBK shall keep Docking reasonably informed as to the status of such applications and filings and shall notify Docking promptly of any developments that reasonably could be expected to significantly delay the completion of the Merger. Docking shall have the right to review in advance, subject to applicable Laws relating to the exchange of information, all material non-confidential written information to be submitted to the Regulatory Agencies in connection with the transactions contemplated by this Agreement.

Section 6.03    Untrue Representations. EQBK shall promptly notify Docking in writing if EQBK becomes aware of any fact or condition that makes untrue, or shows to have been untrue, in any material respect, any representation or warranty made in or pursuant to this Agreement or that results in the failure of EQBK to comply with any covenant, condition or agreement contained in this Agreement in all material respects.

Section 6.04    Litigation and Claims. EQBK shall promptly notify Docking of any Proceeding, pending or, to the Knowledge of EQBK, threatened against EQBK or any Subsidiary of EQBK that questions or might question the validity of this Agreement or the agreements contemplated hereby, or any actions taken or to be taken by EQBK or any Subsidiary of EQBK pursuant hereto or thereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.

Section 6.05    Material Adverse Changes. EQBK shall promptly notify Docking in writing if any change or development shall have occurred or, to the Knowledge of EQBK, been threatened (or any development shall have occurred or been threatened involving a prospective change) that (a) is reasonably likely to have, individually or in the aggregate, a Material Adverse Change on EQBK, (b) would adversely affect, prevent or delay the obtaining of any regulatory approval for the consummation of the transactions contemplated by this Agreement in any material respect or (c) would cause the conditions in Article VII not to be satisfied.

Section 6.06    Consents and Approvals. EQBK shall use its commercially reasonable efforts to obtain at the earliest practicable time all consents and approvals from third parties necessary to consummate the transactions contemplated by this Agreement at the earliest practicable time.

Section 6.07    Employee Matters.

(a)    At the Effective Time, EQBK may, in its sole and absolute discretion, either discontinue the employment of one or more current employees of the Bank (each a “Terminated Employee”), or continue the employment of one or more current employees of the Bank (each a “Continuing Employee”) and provide benefits to such Continuing Employee as described in this Section 6.07. EQBK shall consult with the President of the Bank with respect to the termination of any such employees in connection with the Closing. Subject to the right of subsequent amendment, modification, replacement or termination in the sole discretion of EQBK, each Continuing Employee shall be entitled, as an employee of EQBK or its Subsidiaries, to participate in the employee benefit plans of EQBK provided to similarly situated employees of EQBK or its Subsidiaries, if such Continuing Employee shall be eligible under such plans and, if required, selected for participation therein under the terms thereof and makes any required contributions. All such participation shall be subject to such terms of such plans as may be in effect from time to time and this Section 6.07 is not intended to give any Continuing Employee any rights or privileges superior to those of other similarly situated employees of EQBK or its Subsidiaries. The provisions of this Section 6.07 shall not be deemed or construed so as to provide duplication of similar benefits but, subject to that qualification, EQBK shall, for purposes of vesting and any age or period of service requirements for commencement of participation with respect to any employee benefit plans in which a Continuing Employee may participate (excluding any defined benefit pension plan), credit each Continuing Employee with his or her term of service with the Bank to the extent such service was recognized under the analogous Employee Plan of the Bank. Notwithstanding the foregoing, EQBK shall cause (i) all Continuing Employees to be eligible to participate as of the earliest practicable date following the Effective Date in EQBK’s or its Subsidiaries’ health and welfare plans, and (ii) for purposes of each EQBK plan providing medical, dental, pharmaceutical and/or vision benefits to any Continuing Employee, the waiver of all pre-existing condition exclusions and actively-at-work requirements of such EQBK plan for such Continuing Employee and his or her covered dependents.

(b)    Terminated Employees and Continuing Employees will be eligible to receive the severance set forth on EQBK Confidential Schedule 6.07, subject to the satisfaction of the terms and condition set forth on such schedule.

(c)    Nothing in this Agreement shall confer upon any employee, officer, director, independent contractor or consultant of the Bank or Affiliates any right to continue in the employ or service of the Surviving Bank, EQBK, or any Subsidiary or

Affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Bank, Docking, EQBK or any Subsidiary or Affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of the Bank or Affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any Employee Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the Surviving Bank or any of its Subsidiaries or Affiliates to amend, modify or terminate any particular Employee Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of Section 11.17, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, including any current or former employee, officer, director, independent contractor or consultant (or any spouse or dependent of such individual) of the Bank or Affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 6.08    Conduct of Business in the Ordinary Course. Except as specifically provided for in this Agreement, EQBK shall conduct its business in the ordinary course as heretofore conducted. For purposes of this Section 6.08, the ordinary course of business shall consist of the banking and related business as presently conducted by EQBK and its Subsidiaries, and engaging in acquisitions and assisting in the management of its Subsidiaries.

Section 6.09    Access to Properties and Records. Subject to the Confidentiality Agreement, to the extent permitted by applicable Law, and solely for the purposes of verifying the representations and warranties of EQBK and preparing for the Merger and the other matters contemplated by this Agreement, EQBK shall, and shall cause each of its Subsidiaries to, upon reasonable notice from Docking to EQBK (a) afford the employees and officers and authorized representatives (including legal counsel, accountants and consultants) of Docking reasonable access to the properties, books and records of EQBK and its Subsidiaries during normal business hours in order that Docking may have the opportunity to make such reasonable investigation of the affairs of EQBK and its Subsidiaries, and (b) furnish Docking with such additional financial and operating data and other information as to the business and properties of EQBK as Docking shall, from time to time, reasonably request. Docking shall use commercially reasonable efforts to minimize any interference with EQBK’s business operations during any such access. EQBK agrees at any time, and from time to time, to furnish to Docking as soon as reasonably practicable, any additional information that Docking may reasonably request. Neither EQBK nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of EQBK’s customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any Law, Order, fiduciary duty or binding agreement entered into prior to the date of this Agreement.

Section 6.10    Disclosure Schedules. At least five (5) Business Days prior to the Closing, EQBK agrees to provide Docking with supplemental disclosure schedules reflecting any material changes thereto between the date of this Agreement and the Closing Date. Delivery of such supplemental disclosure schedules shall not cure a breach or modify a representation or warranty of this Agreement.

Section 6.11    No Control of Docking’s Business. Nothing contained in this Agreement gives EQBK or any of their representatives or Affiliates, directly or indirectly, the right to control or direct the operations of Docking or the Bank prior to the Effective Time. Prior to the Effective Time, Docking shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the operations of Docking and the Bank.

Section 6.12    Directors’ and Officers’ Indemnification and Insurance.

(a)    By virtue of the occurrence of the Merger, Equity Bank shall, from and after the Effective Time, succeed to the Bank’s obligations with respect to indemnification or exculpation now existing in favor of the directors, officers, employees and agents of the Bank as provided in its certificate of incorporation, bylaws, indemnification agreements or otherwise in effect as of the date of this Agreement with respect to matters occurring prior to the Effective Time (collectively, the “Existing Indemnification Obligation”). Equity Bank hereby guaranties the Bank’s indemnification obligations.

(b)    Except to the extent prohibited by applicable Law, following the Effective Time and for a period of six (6) years thereafter, Equity Bank shall indemnify, defend, and hold harmless any Person who has rights to indemnification from the Bank, under the Existing Indemnification Obligation.

(c)    Prior to Closing, Equity Bank shall obtain, at the expense of Equity Bank, a six (6) year tail insurance coverage policy relating to the policies of directors’ and officers’ liability insurance currently maintained by the Bank as of the date hereof with respect to claims arising from facts or events that occurred on or prior to the Effective Time (including the transactions contemplated hereby) as currently maintained by the Bank (“Tail Policy”), on terms no less advantageous than those contained in the Bank’s existing directors’ and officers’ and company’s liability insurance policy; provided, however, that Equity Bank shall not be obligated to expend, on an annual basis, an amount in excess of 200% of the current annual premium paid as of the date hereof by the Bank for such insurance (such that the cost of the Tail Policy in excess of 200% of the current annual premium paid as of the date hereof by the Bank for such insurance will be paid for by Docking or the Bank, as determined by them).

(d)    If Equity Bank or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties or assets to any Person, then, and in each such case, to the extent necessary, provision shall be made so that the successors and assigns of Equity Bank expressly assume the obligations set forth in this Section 6.12.

(e)    The provisions of this Section 6.12 are intended to be for the benefit of, and shall be enforceable by, each Person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, an officer or director of the Bank and his or her heirs and representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

ARTICLE VII

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF DOCKING AND THE BANK

The obligations of Docking and the Bank under this Agreement are subject to the satisfaction, prior to or at the Closing, of each of the following conditions, which may be waived in whole or in part by Docking and the Bank:

Section 7.01    Representations and Warranties. (i) Each of the representations and warranties of the EQBK set forth in Sections 4.01, 4.02, and 4.03 (other than inaccuracies that are de minimis in amount and effect) shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date) and (ii) each of the other representations and warranties made by EQBK in this Agreement or in any document or schedule delivered to Docking in connection with this Agreement being true and correct in all material respects (except to the extent such representations and warranties are qualified by their terms by reference to “material,” “materiality,” “in all material respects,” “Material Adverse Change,” or the like, in which case such representations and warranties as so qualified are true and correct in all respects) when made and as of the Closing with the same force and effect as if such representations and warranties were made at and as of the Closing, except with respect to those representations and warranties specifically made as of an earlier date (in which case such representations and warranties must have been true and correct as of such earlier date).

Section 7.02    Performance of Obligations. EQBK and Equity Bank have, or have caused to be, performed or observed, in all material respects, all obligations and agreements required to be performed or observed by EQBK and Equity Bank under this Agreement on or prior to the Closing Date.

Section 7.03    Government and Other Approvals. Docking and EQBK having received approvals, acquiescences or consents of the transactions contemplated by this Agreement from all necessary Governmental Entities and from the third parties listed on Docking Confidential Schedule 2.02(l) and EQBK Confidential Schedule 2.03(j), respectively, and all applicable waiting periods having expired. Further, the approvals and the transactions contemplated hereby not having been contested or threatened to be contested by any federal or state Governmental Entity or by any other third party by formal Proceedings.

Section 7.04    No Litigation. No action having been taken, and no statute, rule, regulation or Order being promulgated, enacted, entered, enforced or deemed applicable to this Agreement or the transactions contemplated hereby by any federal, state or foreign government or Governmental Entity or by any court, including the entry of a preliminary or permanent injunction, which, if successful, would (a) make the Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby illegal, invalid or unenforceable, (b) impose material limits on the ability of any party to this Agreement to complete the Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby, or (c) if the Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby are completed, subject the Bank or any officer, director, shareholder or employee of the Bank to criminal or civil liability. Further, no action or Proceeding prior to any court or Governmental Entity, by any government or Governmental Entity or by any other Person is threatened, instituted or pending that would reasonably be expected to result in any of the consequences referred to in clauses (a) through (c) above.

Section 7.05    Delivery of Closing Documents. Docking and the Bank shall have received all documents required to be received from EQBK and Equity Bank on or prior to the Closing Date as set forth in Section 2.03 hereof, all in form and substance reasonably satisfactory to Docking.

Section 7.06    No Material Adverse Change. There having been no Material Adverse Change with respect to EQBK since March 31, 2018.

Section 7.07    Tail Policy. Equity Bank shall have procured the Tail Policy in accordance with the terms and subject to the conditions of Section 6.12(c).

ARTICLE VIII

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF EQBK AND EQUITY BANK

All obligations of EQBK and Equity Bank under this Agreement are subject to the satisfaction, prior to or at the Closing, of each of the following conditions, which may be waived in whole or in part by such parties.

Section 8.01    Representations and Warranties. (i) Each of the representations and warranties of Docking and the Bank set forth in Sections 3.01, 3.02, 3.03 (other than inaccuracies that are de minimis in amount and effect) and 3.14 shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date) and (ii) each of the other representations and warranties made by Docking and the Bank in this Agreement or in any document or schedule delivered to EQBK in connection with this Agreement being true and correct in all material respects (except to the extent such representations and warranties are qualified by their terms by reference to “material,” “materiality,” “in all material respects,” “Material Adverse Change,” or the like, in which case such representations and warranties as so qualified are true and correct in all respects) when made and as of the Closing with the same force and effect as if such representations and warranties were made at and as of the Closing, except with respect to those representations and warranties specifically made as of an earlier date (in which case such representations and warranties must have been true and correct as of such earlier date).

Section 8.02    Performance of Obligations. Docking and the Bank have, or have caused to be, performed or observed, in all material respects, all obligations and agreements required to be performed or observed by Docking and the Bank under this Agreement on or prior to the Closing Date.

Section 8.03    Government and Other Approvals. EQBK and Docking having received approvals, acquiescences or consents of the transactions contemplated by this Agreement from all necessary Governmental Entities and from the third parties listed on EQBK Confidential Schedule 2.03(j) and Docking Confidential Schedule 2.02(l), respectively, and all applicable waiting periods having expired. Further, the approvals and the transactions contemplated hereby not having been contested or threatened to be contested by any federal or state Governmental Entity or by any other third party by formal Proceedings.

Section 8.04    No Litigation. No action having been taken, and no statute, rule, regulation or Order being promulgated, enacted, entered, enforced or deemed applicable to this Agreement or the transactions contemplated hereby by any federal, state or foreign government or Governmental Entity or by any court, including the entry of a preliminary or permanent injunction, which, if successful, would (a) make the Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby illegal, invalid or unenforceable, (b) require the divestiture of a material portion of the assets of EQBK or its Subsidiaries, (c) impose material limits on the ability of any party to this Agreement to complete the Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby, or (d) if the Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby are completed, subject EQBK or any Subsidiary thereof or any officer, director, shareholder or employee of EQBK or any Subsidiary thereof to criminal or civil liability. Further, no action or Proceeding prior to any court or Governmental Entity, by any government or Governmental Entity or by any other Person is threatened, instituted or pending that would reasonably be expected to result in any of the consequences referred to in clauses (a) through (d) above.

Section 8.05    Releases. EQBK having received from each of the directors of the Bank an instrument dated as of the Closing Date releasing the Bank and its Affiliates, successors and assigns, from any and all claims of such directors (except to certain matters described therein), the form of which is attached as Exhibit “B”. Further, EQBK having received from each of the officers of the Bank, as listed on Docking Confidential Schedule 8.05, an instrument dated as of the Closing Date releasing the Bank and its Affiliates, successors and assigns, from any and all claims of such officers (except as to certain matters described therein), the form of which is attached as Exhibit “C”.

Section 8.06    Consent of Sole Shareholder. Simultaneously with the execution of this Agreement, EQBK having received a written consent, signed by Docking as the sole shareholder of the Bank, approving this Agreement, the Merger and the other transactions contemplated hereby.

Section 8.07    No Material Adverse Change. There will have been no Material Adverse Change to the Bank since March 31, 2018.

Section 8.08    Termination of Employee Plans. EQBK having received evidence reasonably satisfactory to EQBK that, as of the Effective Time, all Employee Plans (other than such Employee Plans EQBK elects not to terminate) have been terminated in accordance with the terms of such Employee Plans, the Code, ERISA and all other applicable Laws on a basis satisfactory to EQBK in its reasonable discretion and that, to the extent required by the Employee Plans or applicable Law, affected participants have been notified of such terminations.

Section 8.09    Delivery of Closing Documents. EQBK shall have received all documents required to be received from Docking and the Bank on or prior to the Closing Date as set forth in Section 2.02 hereof, all in form and substance reasonably satisfactory to EQBK.

Section 8.10    FIRPTA Certificate. Docking shall have delivered to EQBK a Certification of Non-Foreign Status, in form and substance satisfactory to EQBK, dated as of the Closing Date and executed by Docking.

ARTICLE IX

SURVIVAL; INDEMNIFICATION

Section 9.01    Survival of Representations, Warranties and Covenants. Notwithstanding any right of EQBK to investigate fully the affairs of Docking and the Bank and notwithstanding any knowledge of facts determined or determinable by EQBK pursuant to such investigation or right of investigation, EQBK has the right to rely fully upon the representations, warranties, covenants and agreements of Docking and the Bank contained in this Agreement or in any certificate delivered pursuant to this Agreement. Subject to Section 5.16 and except as otherwise expressly provided in this Agreement, none of the representations, warranties, covenants or agreements shall survive the Closing, except:

(a)    all representations and warranties of Docking or the Bank contained herein (other than any representations and warranties in Section 3.12 which are subject to Section 5.16) shall survive the Closing and shall remain in full force and effect until the date that is 18 months from the Closing Date (collectively, the “Surviving Representations”);

(b)    the covenants and agreements of Docking or the Bank contained herein (other than any covenants and agreements contained in Section 5.16, which are subject to Section 5.16, and the covenants and agreements identified in Section 9.01(d)) shall survive the Closing for the period explicitly specified therein or, if none specified, until the date that is 18 months from the Closing Date (collectively, the “Surviving Covenants”);

(c)    the covenants and agreements of EQBK and Equity Bank set forth in Sections 6.07 and 6.12 shall survive the Closing and shall remain in full force and effect for the period explicitly specified therein; and

(d)    the covenants and agreements set forth in Article XI shall survive the Closing indefinitely.

The Surviving Representations and the Surviving Covenants shall terminate and expire, with respect to any Loss based upon, arising out of, or otherwise to the extent in respect of any fact, circumstance or Claim with respect to which EQBK shall not have given a Claims Notice to Docking prior to the applicable date referred to in this Section 9.01. Without limiting the foregoing, the Surviving Representations and the Surviving Covenants shall be deemed to include the matters set forth in the certificates delivered pursuant to Sections 2.02(j) or 2.02(k), as applicable (the “Certifications”), which Certifications shall survive, with respect to any Surviving Representation or Surviving Covenant referred to or set forth therein, for the same period of time as the corresponding Surviving Representation or Surviving Covenant; provided, however, that if any such Certification contains an intentional misrepresentation as of the date delivered (including with respect to any representation, warranty, covenant or agreement which is not a Surviving Representation or Surviving Covenant), such Certification shall survive the Closing indefinitely.

Section 9.02     Obligation of Docking to Indemnify. Subject to Section 5.16 and to the limitations contained in Section 9.01 and 9.04, Docking agrees to indemnify, defend and hold harmless EQBK and Equity Bank (and their respective directors, officers, employees, Affiliates, successors and assigns) from and against all Claims, losses, liabilities, damages, diminutions in value, deficiencies, judgments, assessments, fines, settlements, costs or expenses (including interest, penalties and reasonable fees, expenses and disbursements of attorneys, experts, personnel and consultants incurred by the indemnified party in any action or Proceeding between the indemnifying party and the indemnified party or between the indemnified party and any third party, or otherwise) (collectively, “Losses”) based upon, arising out of or otherwise to the extent in respect of (a) any inaccuracy in or breach or violation of any Surviving Representation, (b) any breach or violation of any Surviving Covenant, or (c) any intentional misrepresentation contained in any Certification as of the date delivered. For purposes of (i) determining whether any inaccuracy in or breach or violation of any Surviving Representation has occurred, and (ii) calculating the amount of any Loss under this Article IX all qualifications as to “materiality,” “Material Adverse Change,” “in all material respects” or the like shall be disregarded.

Section 9.03    Notice and Opportunity to Defend.

(a)    The party making a claim under this Article IX is referred to as the “Indemnitee,” and the party against whom such claims are asserted under this Article IX is referred to as the “Indemnifying Party.” All Claims by any Indemnitee under this Article IX shall be asserted and resolved as follows: promptly after receipt by the Indemnitee of notice of any Claim or circumstance which, with or without notice and/or the lapse of time, would or might give rise to a Claim (by any Person including an Indemnitee) or the commencement (or threatened commencement) of a Claim including any action, Proceeding or investigation (an “Asserted Liability”) that may result in a Loss, the Indemnitee shall give notice thereof (the “Claims Notice”) to the Indemnifying Party. The Claims Notice shall describe the Asserted Liability in reasonable detail, and shall indicate the amount (estimated, if necessary and to the extent feasible) of the Loss that has been or may be suffered by the Indemnitee. In no event shall the failure to deliver a Claims Notice relieve the Indemnifying Party of its obligations, except to the extent that the Indemnifying Party forfeits substantive rights and defenses as a result of any such failure.

(b)    The Indemnifying Party may elect to compromise or defend, at its own expense and by its own counsel, any Asserted Liability, other than an Asserted Liability related to or involving any customer of EQBK, Equity Bank or their Affiliates. If the Indemnifying Party elects to compromise or defend such Asserted Liability, it shall within 15 days (or sooner, if the nature of the Asserted Liability so requires) notify the Indemnitee of its intent to do so, and the Indemnitee shall cooperate, at the expense of the Indemnifying Party, in the compromise of, or defense against, such Asserted Liability the defense of which is assumed by the Indemnifying Party. If the Indemnifying Party elects not to compromise or defend the Asserted Liability, fails to notify the Indemnitee of its election as herein provided or contests its obligation to indemnify under this Agreement, the Indemnitee may pay, compromise or defend such Asserted Liability. Notwithstanding the foregoing, neither the Indemnifying Party nor the Indemnitee may settle or compromise any Asserted Liability over the objection of the other unless such settlement or compromise contains an unconditional release of such party; provided, however, consent to settlement or compromise shall not be unreasonably withheld. In any event, the Indemnitee and the Indemnifying Party may participate, at their own expense, in the defense of an Asserted Liability; provided, however, that any Indemnitee may, at its own expense, retain separate counsel to participate in such defense at its own expense. Notwithstanding the foregoing, in any Claim in which both the Indemnifying Party, on the one hand, and an Indemnitee, on the other hand, are, or are reasonably likely to become, a party, such Indemnitee shall have the right to employee separate counsel and to control its own defense of such Claim if, in the reasonable opinion of counsel to such Indemnitee, either (i) one or more defenses are available to the Indemnitee that are not available to the Indemnifying Party or (ii) a conflict or potential conflict exists between the Indemnifying Party, on the one hand, and such Indemnitee, on the other hand, that would make such separate representation advisable; provided, however, that the Indemnifying Party (A) shall not be liable for the fees and expenses of more than one counsel to all Indemnitees and (B) shall reimburse the Indemnitees for all of such reasonable fees and expenses of such counsel incurred in any action between the Indemnifying Party and the Indemnitees or between the Indemnitees and any third party, as such expenses are incurred. If the Indemnifying Party chooses to defend any Asserted Liability, the Indemnitee shall make available to the Indemnifying Party any books, records, or other documents within its control that are necessary or appropriate for such defense.

Section 9.04    Limitations on Indemnification. The indemnification provided for in Section 9.02 shall be subject to the following limitations:

(a)    The Indemnifying Parties shall not be liable to the Indemnitees for indemnification under Section 9.02 until the aggregate amount of all Losses in respect of indemnification under Section 9.02 exceeds $100,000 (the “Basket”), in which event the Indemnifying Parties shall be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which the Indemnifying Parties shall be liable pursuant to Section 9.02 shall not exceed $750,000 (the “Cap”).

(b)    Notwithstanding the foregoing, the limitations set forth in Section 9.04(a) shall not apply to Losses in respect of indemnification under Section 9.02 resulting from fraud or intentional misrepresentation by any party hereto.

Section 9.05    Contribution. If the indemnification provided for in this Article IX from the Indemnifying Party is unavailable to an Indemnitee hereunder in respect of any Losses referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnitee, shall contribute to the amount paid or payable by such Indemnitee as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnitee in connection with the actions which resulted in such Losses, as well as any other relevant equitable considerations. The relative faults of such Indemnifying Party and Indemnitee shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such Indemnifying Party or Indemnitee, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the Losses referred to above shall be deemed to include, subject to the limitations set forth in this Article IX, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or Proceeding.

Section 9.06    Insurance. Payments by an Indemnifying Party pursuant to Section 9.02 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment actually received by the Indemnitee in respect of any such Claim, less any related costs and expenses, including the aggregate cost of pursuing any related insurance Claims and any related increases in insurance premiums or other chargebacks (it being agreed that no party shall have any obligation to seek to recover any insurance proceeds in connection with making a Claim under this Article IX and that, promptly after the realization of any insurance proceeds, indemnity, contribution or other similar payment, the Indemnitee shall reimburse the Indemnifying Party for such reduction in Losses for which the Indemnitee was indemnified prior to the realization of reduction of such Losses).

Section 9.07    No Duplication of Payments. No Loss shall be recoverable under this Article IX to the extent that the amount of such Loss is included in the calculation of any Equity Adjustment pursuant to Section 1.06(a) and would result in duplication of recovery.

Section 9.08    Treatment of Payments. It is the intention of the parties to treat any indemnity payment made under this Agreement, including Section 5.16, as an adjustment to the Merger Consideration for all federal, state, local and foreign Tax purposes, and the parties agree to file their Tax Returns accordingly.

Section 9.09     Exclusive Remedy. Without limiting the rights and obligations of the parties under Section 5.16, this Article IX shall be the exclusive remedy for the matters described in this Agreement, other than in respect of any Claim based upon, arising out of or otherwise to the extent in respect of fraud or intentional misrepresentation; provided, however, that nothing herein shall be deemed to affect the right of any Person to seek an injunction, specific performance or other equitable relief.

ARTICLE X

TERMINATION

Section 10.01    Right of Termination. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Effective Time as follows, and in no other manner:

(a)    by the mutual written consent of EQBK and Docking;

(b)    by either Docking or EQBK (as long as the terminating party is not in material breach of any representation, warranty, covenant or other agreement contained herein) if the conditions precedent to such parties’ obligations to close specified in Article VII and Article VIII, respectively, hereof have not been met or waived by December 31, 2018; provided, that such date may be extended to such later date as agreed upon by the parties hereto;

(c)    by either EQBK or Docking if any of the transactions contemplated by this Agreement are disapproved by any Regulatory Agency whose approval is required to complete such transactions or if any court of competent jurisdiction in the United States or other federal or state governmental body has issued an Order, decree or ruling or taken any other action restraining, enjoining, invalidating or otherwise prohibiting the Agreement or the transactions contemplated hereby and such disapproval, Order, decree, ruling or other action is final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 10.01(c) shall have used its commercially reasonable efforts to contest, appeal and remove such Order, decree, ruling or other action but such obligation shall not apply to Docking’s termination right in the event of disapproval by any Regulatory Agency;

(d)    by EQBK if there has been any Material Adverse Change with respect to the Bank or by Docking if there has been any Material Adverse Change with respect to EQBK;

(e)    by EQBK, if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true and correct) set forth in this Agreement on the part of Docking or the Bank, which breach or failure to be true and correct, either individually or in the aggregate with all other breaches (or failures of such representations and warranties to be true and correct), would constitute, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 8.01 or Section 8.02, as the case may be; provided, that the right to terminate this Agreement under this Section 10.01(e) shall not be available to EQBK if it or Equity Bank is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement. If EQBK desires to terminate this Agreement because of an alleged breach or failure to be true and correct as provided in this Section 10.01(e), then it must notify Docking in writing of its intent to terminate stating the reason therefor. Docking shall have thirty (30) days from the receipt of such notice to cure the alleged breach or failure to be true and correct, if the breach or failure to be true and correct is capable of being cured;

(f)    by Docking, if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true and correct) set forth in this Agreement on the part of EQBK or Equity Bank, which breach or failure to be true and correct, either individually or in the aggregate with all other breaches (or failures of such representations and warranties to be true and correct), would constitute, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.01 or Section 7.02, as the case may be; provided, that the right to terminate this Agreement under this Section 10.01(f) shall not be available to Docking if it or the Bank is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement. If Docking desires to terminate this Agreement because of an alleged breach or failure to be true and correct as provided in this Section 10.01(f), then it must notify EQBK in writing of its intent to terminate stating the reason therefor. EQBK shall have thirty (30) days from the receipt of such notice to cure the alleged breach or failure to be true and correct, if the breach or failure to be true and correct is capable of being cured;

(g)    by EQBK if Docking or the Bank enter into any formal or informal administrative action with a Governmental Entity or any such action is threatened by a Governmental Entity; or

(h)    by Docking if EQBK or Equity Bank enter into any formal or informal administrative action with a Governmental Entity or any such action is threatened by a Governmental Entity.

Section 10.02    Notice of Termination. The power of termination provided for by Section 10.01 hereof may be exercised only by a notice given in writing, as provided in Section 11.07 of this Agreement.

Section 10.03    Effect of Termination.

(a)    If this Agreement is terminated pursuant to the provisions of Section 10.01 hereof, then no party to this Agreement will have any further liability or obligation under this Agreement; provided, however, that:

(i)    no such termination shall relieve any party hereto of any liability or damages resulting from any willful breach of this Agreement or actual fraud;

(ii)    the provisions of this Section 10.03, and Article XI (other than Section 11.05) shall survive any such termination; and

(iii)    the Confidentiality Agreement shall survive any such termination in accordance with its terms.

(b)    In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been made known to senior management of Docking, the Docking Board or directly to Docking’s stockholders generally or any person shall have publicly announced (and not withdrawn) an Acquisition Proposal with respect to the Bank and (A) thereafter (I) this Agreement is terminated by either EQBK or Docking pursuant to Section 10.01(b), or (II) this Agreement is terminated by EQBK pursuant to Section 10.01(e), and (B) prior to the date that is twelve (12) months after the date of such termination, Docking enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then Docking shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay EQBK, by wire transfer of same day funds, a termination fee equal to $750,000; provided, that, solely for the purposes of this Section 10.03(b), the term “Acquisition Proposal” shall have the meaning ascribed thereto in Section 11.10, except that all references in such definition to 15% shall be changed to 50%.

(c)    Each of the parties hereto acknowledges and hereby agrees that the provisions of Section 10.03(b) are an integral part of the transactions contemplated by this Agreement, that such amounts do not constitute a penalty, and that, without such provisions, the parties would not have entered into this Agreement. If Docking shall fail to pay in a timely manner any amount due to EQBK pursuant to this Section 10.03, then Docking (i) shall pay to EQBK the reasonable costs and expenses of EQBK (including its reasonable attorneys’ fees and expenses) incurred or accrued in connection EQBK’s efforts to obtain payment of any amounts due to EQBK and (ii) shall pay all interest accrued on any amount due to EQBK pursuant to this Section 10.03, which shall accrue at the prime lending rate prevailing during such period as published in The Wall Street Journal. Any interest payable hereunder shall be calculated on a daily basis from the date such amounts were required to be paid until (but excluding) the date of actual payment, and on the basis of a 360-day year.

(d)    The fees described in this Section 10.03 shall be the exclusive remedy for a termination of the Agreement as specified in Section 10.03(b) and shall be in lieu of damages incurred in the event of any such termination of this Agreement.

ARTICLE XI

MISCELLANEOUS

Section 11.01    Expenses. Except as specifically provided in this Agreement, each of the parties to this Agreement is obligated to pay all of its expenses and costs (including all counsel fees and expenses) incurred in connection with this Agreement and the consummation of the transactions contemplated hereby.

Section 11.02    Brokerage Fees and Commissions.

(a)    Except as set forth on EQBK Confidential Schedule 11.02(a), EQBK hereby represents to Docking that no agent, representative or broker has represented EQBK in connection with the transactions described in this Agreement.

(b)    Except as set forth on Docking Confidential Schedule 11.02(b), Docking and the Bank hereby represent to EQBK that no agent, representative or broker has represented Docking or the Bank in connection with the transactions described in this Agreement.

Section 11.03    Entire Agreement. This Agreement, the Director Support Agreements, the EQBK Confidential Schedule, the Docking Confidential Schedule, the Confidentiality Agreement and the other agreements, documents, schedules and instruments signed and delivered by the parties to each other at the Closing are the full understanding of the parties, a complete allocation of risks between them and a complete and exclusive statement of the terms and conditions of their agreement relating to the subject matter hereof and supersede any and all prior agreements, whether written or oral, that may exist between the parties with respect thereto. Except as otherwise specifically provided in this Agreement, no conditions, usage of trade, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Agreement is binding unless hereafter made in writing and signed by the party to be bound, and no modification will be effected by the acknowledgment or acceptance of documents containing terms or conditions at variance with or in addition to those set forth in this Agreement.

Section 11.04    Binding Effect; Assignment. All of the terms, covenants, representations, warranties and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the parties and their respective successors, representatives and permitted assigns. No party to this Agreement may assign this Agreement, by operation of law or otherwise, in whole or in part, without the prior written consent of the other parties, and any purported assignment made or attempted in violation of this Section shall be null and void.

Section 11.05    Further Cooperation. The parties agree that they will, at any time and from time to time after the Closing, upon request by the other and without further consideration, do, perform, execute, acknowledge and deliver all such further acts, deeds, assignments, assumptions, transfers, conveyances, powers of attorney, certificates and assurances as may be reasonably required in order to complete the transactions contemplated by this Agreement or to carry out and perform any undertaking made by the parties hereunder.

Section 11.06    Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future Laws, then (a) this Agreement is to be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof; and (b) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by such illegal, invalid or unenforceable provision or by its severance from this Agreement.

Section 11.07    Notices. Any and all payments (other than payments at the Closing), notices, requests, instructions and other communications required or permitted to be given under this Agreement after the date of this Agreement by any party hereto to any other party may be delivered personally or by nationally recognized overnight courier service or sent by U.S. mail or (except in the case of payments) by facsimile transmission, at the respective addresses or transmission numbers set forth below and is deemed delivered (a) in the case of personal delivery or facsimile transmission, when received; (b) in the case of mail, upon the earlier of actual receipt or five (5) Business Days after deposit in the United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested; and (c) in the case of an overnight courier service, one (1) Business Day after delivery to such courier service with and instructions for overnight delivery. The parties may change their respective addresses and transmission numbers by written notice to all other parties, sent as provided in this Section. All communications must be in writing and addressed as follows:

If to Docking or the Bank:

William R. Docking

Chairman, President and Chief Executive Officer

Docking Bancshares, Inc.

P.O. Box 928

Arkansas City, Kansas 67005

Facsimile: (620) 442-8081

With a copy (which shall not constitute notice) to:

Stinson Leonard Street LLP

1201 Walnut, Suite 2900

Kansas City, MO 64106

Attention: Bob MonroeFacsimile: (816) 412-8117

If to EQBK or Equity Bank:

Brad S. Elliott

Chairman and Chief Executive Officer

Equity Bancshares, Inc.

7701 East Kellogg Drive, Suite 300

Wichita, Kansas 67207

Facsimile: (316) 681-0839

With a copy (which shall not constitute notice) to:

Michael G. Keeley, Esq.

Norton Rose Fulbright US LLP

2200 Ross Avenue, Suite 3600

Dallas, Texas 75201-7932

Facsimile: (214) 855-8200

Section 11.08    GOVERNING LAW. THIS AGREEMENT IS TO BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF KANSAS, WITHOUT REGARD FOR THE PROVISIONS THEREOF REGARDING CHOICE OF LAW THAT WOULD APPLY THE LAW OF A DIFFERENT JURISDICTION. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 11.09    Multiple Counterparts. For the convenience of the parties hereto, this Agreement may be signed in multiple counterparts, each of which will be deemed an original, and all counterparts hereof so signed by the parties hereto, whether or not such counterpart will bear the execution of each of the parties hereto, will be deemed to be, and is to be construed as, one and the same Agreement. A facsimile or electronic scan in “PDF” format of a signed counterpart of this Agreement will be sufficient to bind the party or parties whose signature(s) appear thereon.

Section 11.10    Definitions. For purposes of this Agreement, the following terms have the meanings specified or referred to in this section:

“Acquisition Proposal” means any of the following: (a) a merger, consolidation, or any similar transaction of any entity with the Bank, (b) a purchase, lease or other acquisition of 15% or more of the assets of the Bank, (c) a purchase or other acquisition of “beneficial ownership” by any “person” or “group” (as such terms are defined in Section 13(d)(3) of Exchange Act) (including by way of merger, consolidation, share exchange, or otherwise) that would cause such person or group to become the beneficial owner of 15% or more of the securities of the Bank after the date of this Agreement, (d) a tender or exchange offer to acquire 15% or more of the securities of the Bank, (e) a public proxy or consent solicitation made to the shareholders of the Bank seeking proxies in opposition to any proposal relating to any of the transactions contemplated by this Agreement, or (f) the making of a bona fide offer or proposal to the board of directors or shareholders of the Bank to engage in one or more of the transactions referenced in clauses (a) through (e) above.

“Adjusted Cash Amount” shall have the meaning set forth in Section 1.06(a)(iii).

“Adjusted Equity” shall have the meaning set forth in Section 1.06(a)(ii).

“Affiliate” means any Person that, directly or indirectly, through one or more intermediaries, (a) owns or controls another Person, (b) is owned or controlled by another Person, or (c) is under common control or ownership with another Person, and ownership means the direct or indirect beneficial ownership of more than fifty percent (50%) of the equity securities of a Person, or, in the case of a Person that is not a corporation, more than fifty percent (50%) of the voting and/or equity interest, and control means, to the extent not included in the definition of ownership, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of another Person, whether through ownership of voting securities or by contract or otherwise.

“Agreement” shall have the meaning set forth in the preamble.

“Asserted Liability” shall have the meaning set forth in Section 9.03(a).

“Bank” shall have the meaning set forth in the preamble.

“Bank Board” shall have the meaning set forth in the Recitals.

“Bank Financial Statements” shall have the meaning set forth in Section 3.05(a).

“Bank Merger Costs” shall have the meaning set forth in Section 1.06(a)(i).

“Bank-Sponsored Plans” shall have the meaning set forth in Section 3.28(a).

“Bank Stock” shall have the meaning set forth in Section 1.05(d).

“Bankruptcy Exception” means, in respect of any agreement, contract, commitment or obligation, any limitation thereon imposed by any bankruptcy, insolvency, fraudulent conveyance, reorganization, receivership, moratorium or similar Law affecting creditors’ rights and remedies generally and, with respect to the enforceability of any agreement, contract, commitment or obligation, by general principles of equity, including principles of commercial reasonableness, good faith and fair dealing, regardless of whether enforcement is sought in a Proceeding at Law or in equity.

“Basket” shall have the meaning set forth in Section 9.04(a).

“BHCA” shall have the meaning set forth in the preamble.

“Business” means the ordinary course of business of the Bank as currently conducted as of the date hereof and consistent with past custom and practice.

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the United States federal government or any day on which banking institutions in Wichita, Kansas are authorized or required by Law to be closed.

“Calculation Date” shall have the meaning set forth in Section 1.06(a)(iv).

“Call Reports” shall have the meaning set forth in Section 3.05(c).

“Cancelled Shares” shall have the meaning set forth in Section 1.05(f).

“Cap” shall have the meaning set forth in Section 9.04(a).

“Certifications” shall have the meaning set forth in Section 9.01.

“Claim” means any action, claim, complaint, petition, demand, suit, investigation, review or other legal, arbitral, quasi judicial or administrative proceeding of any kind or nature.

“Claims Notice” shall have the meaning set forth in Section 9.03(a).

“Closing” shall have the meaning set forth in Section 2.01(a).

“Closing Date” shall have the meaning set forth in Section 2.01(a).

“Code” shall have the meaning set forth in Section 1.08(b).

“Confidentiality Agreement” means the Mutual Confidentiality Agreement, effective as of April 11, 2018, by and between Docking and EQBK.

“Continuing Employee” shall have the meaning set forth in Section 6.07(a).

“CRA” shall have the meaning set forth in Section 3.32.

“Director Support Agreements” shall have the meaning set forth in the Recitals.

“Docking” shall have the meaning set forth in the preamble.

“Docking Board” shall have the meaning set forth in the Recitals.

“Docking Confidential Schedule” is defined in the first paragraph of Article III.

“Docking Stock” shall have the meaning set forth in Section 1.05(c).

“Dodd-Frank Act” shall have the meaning set forth in Section 3.36.

“Effective Time” shall have the meaning set forth in Section 2.01(b).

“Employee Plans” shall have the meaning set forth in Section 3.28(a).

“Environmental Inspections” shall have the meaning set forth in Section 5.11(a).

“Environmental Laws” means the common Law and all federal, state, local and foreign Laws or regulations, codes, Orders, decrees, judgments or injunctions issued, promulgated, approved or entered thereunder, now or hereafter in effect, relating to pollution or protection of human health and the environment, including Laws relating to (i) emissions, discharges, releases or threatened releases of Hazardous Materials, into the environment (including ambient air, surface water, ground water, land surface or subsurface strata), (ii) the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport or handling of Hazardous Materials, and (iii) underground and above ground storage tanks, and related piping, and emissions, discharges, releases or threatened releases therefrom, (iv) the conservation of open space, ecosystems, wetlands or water of the United States or a state, and (v) the preservation of cultural or historic structures or artifacts.

“EQBK” shall have the meaning set forth in the preamble.

“EQBK Board” shall have the meaning set forth in the Recitals.

“EQBK Class A Stock” shall have the meaning set forth in Section 1.05(a).

“EQBK Class B Stock” shall have the meaning set forth in Section 1.05(a).

“EQBK Confidential Schedule” is defined in the first paragraph of Article IV.

“EQBK Constituent Documents” shall have the meaning set forth in Section 4.05(b).

“EQBK Financial Statements” shall have the meaning set forth in Section 4.04(b).

“EQBK SEC Reports” shall have the meaning set forth in Section 4.04(a).

“Equity Bank” shall have the meaning set forth in the preamble.

“Equity Bank Board” shall have the meaning set forth in the Recitals.

“Equity Adjustment” shall have the meaning set forth in Section 1.06(a)(v).

“ERISA” shall have the meaning set forth in Section 3.28(a).

“ERISA Affiliate” shall have the meaning set forth in Section 5.12(c).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Indemnification Obligation” shall have the meaning set forth in Section 6.12(a).

“FDIA” shall have the meaning set forth in Section 2.02(f).

“FDIC” shall have the meaning set forth in Section 2.02(f).

“Federal Reserve” means the Board of Governors of the Federal Reserve System.

“GAAP” shall have the meaning set forth in Section 3.05(b).

“Governmental Entity” means any court, arbitrator, administrative agency or commission, board, bureau or other governmental or Regulatory Agency or instrumentality.

“Hazardous Material” means any pollutant, contaminant, chemical, or toxic or hazardous substance, constituent, material or waste, or any other chemical, substances, constituent or waste including, among others, asbestos, lead-based paint, urea-formaldehyde, petroleum, crude oil or any fraction thereof or any petroleum product, but does not include de minimis quantities or as office or cleaning supplies.

“Indemnitee” shall have the meaning set forth in Section 9.03(a).

“Indemnifying Party” shall have the meaning set forth in Section 9.03(a).

“Initial Supplement Date” shall have the meaning set forth in Section 5.17.

“IRS” shall have the meaning set forth in Section 1.06(a)(i).

“KGCC” means the Kansas General Corporation Code.

A person has “Knowledge” of, or acts “Knowingly” with respect to, a particular fact or other matter if any individual who is presently serving as a director or “executive officer” (as such term is defined in 12 C.F.R. Part 215 (Regulation O)) of that person, after reasonable inquiry, is actually aware of such fact or other matter.

“Law” means any federal or state constitution, statute, regulation, rule, or common law applicable to a Person.

“Leases” shall have the meaning set forth in Section 3.11(a)(i).

“Leased Real Property” shall have the meaning set forth in Section 3.09.

“Lien(s)” means any mortgage, security interest, pledge, encumbrance or lien (statutory or otherwise).

“Listed Contracts” shall have the meaning set forth in Section 3.11(a).

“Losses” shall have the meaning set forth in Section 9.02.

“Material Adverse Change” means, with respect to any party, that any material adverse change in the business, results of operations, condition (financial or otherwise), assets, properties, liabilities (absolute, accrued, contingent or otherwise) or reserves of such party and its Subsidiaries, taken as a whole, has occurred, but excluding any change with respect to, or effect on, such party resulting from or in connection with any of the following, by itself or by themselves, either alone or in combination, to constitute or contribute to: (i) any changes in Laws or interpretations thereof that are generally applicable to the banking or savings industries; (ii) changes in GAAP that are generally applicable to the banking or savings industries; (iii) the execution and delivery of this Agreement, the announcement thereof, or the performance of the transactions contemplated hereby, including any expenses which are reasonably incurred in connection with this Agreement or the transactions contemplated by this Agreement; (iv) changes in global, national or regional political conditions or general economic or market conditions in the United States or the State of Kansas or the State of Oklahoma, including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets affecting other companies in the financial services industry; (v) general changes in the credit markets or general downgrades in the credit markets; (vi) actions or omissions of a party taken as required by this Agreement or with the prior informed written consent of the other party or parties in contemplation of the transactions contemplated by this Agreement; (vii) any natural or man-made disaster or acts of God; (viii) outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism; or (ix) any litigation relating to this Agreement or the transactions contemplated hereby; provided, that, in the case of clauses (i), (ii), (iv) (v), (vii) or (viii), such party is not affected to a greater extent than other Persons, bank holding companies or insured depository institutions in the industry in which such party operates.

“Merger” shall have the meaning set forth in the Recitals.

“Merger Consideration” shall have the meaning set forth in Section 1.05(d).

“Minimum Equity” shall have the meaning set forth in Section 1.06(a)(vi).

“Nonqualified Deferred Compensation Plan” shall have the meaning set forth in Section 3.28(l).

“OGCA” shall have the meaning set forth in Section 1.01.

“Order” means any award, decision, decree, injunction, judgment, order, ruling, or verdict entered, issued, made or rendered by any court, administrative agency or any other Governmental Entity.

“OREO Property” shall have the meaning set forth in Section 3.09.

“OSBC” means the Office of the State Bank Commissioner of Kansas.

“Owned Real Property” shall have the meaning set forth in Section 3.09.

“Permitted Encumbrances” means only (i) Liens for Taxes not yet due and payable and that do not constitute penalties, (ii) statutory Liens of landlords, (iii) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course of business consistent with past practice and not yet delinquent, (iv) zoning, building, or other restrictions, variances, covenants, rights of way, rights of subtenants, encumbrances, easements and other minor irregularities in title, none of which, individually or in the aggregate, interfere in any material respect with the present use of or occupancy of the affected parcel by the Bank, or have a material detrimental effect on the value thereof or its present use.

“Per Share Merger Consideration” shall have the meaning set forth in Section 1.06(a)(vii).

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a governmental entity (or any department, agency, or political subdivision thereof).

“Pre-Closing Tax Period” shall have the meaning set forth in Section 5.16(g).

“Post-Closing Tax Period” shall have the meaning set forth in Section 5.16(l).

“Proceeding” means any action, claim, audit or other inquiry, hearing, investigation, suit or other charge or proceeding (whether civil, criminal, administrative, investigative, formal or informal) by or before any Governmental Entity or before an arbitrator or arbitral body or mediator.

“Property” or “Properties” means the Owned Real Property and Leased Real Property.

“Proprietary Rights” shall have the meaning set forth in Section 3.15.

“Purchase Price Allocation” shall have the meaning set forth in Section 1.08(b).

“Regulatory Agency” means (i) any self-regulatory organization, (ii) the Federal Reserve, (iii) the FDIC, (iv) OSBC, (v) the Oklahoma State Banking Department, (vi) the SEC, or (vii) any other federal or state governmental or regulatory agency or authority having or claiming jurisdiction over a party to this Agreement or the transactions contemplated hereby.

“Retirement Plan” shall have the meaning set forth in Section 5.12(a).

“SEC” shall have the meaning set forth in Section 3.37.

“Secondary Investigation” shall have the meaning set forth in Section 5.11(a).

“Securities Act” means the Securities Act of 1933, as amended.

“SOA” shall have the meaning set forth in Section 5.18(b).

“Special Dividend” shall have the meaning set forth in Section 1.07.

“Straddle Period” shall have the meaning set forth in Section 5.16(g).

“Subsidiary” means, when used with reference to an entity, any corporation, a majority of the outstanding voting securities of which are owned directly or indirectly by such entity or any partnership, joint venture or other enterprise in which any entity has, directly or indirectly, a majority equity interest.

“Surviving Bank” shall have the meaning set forth in Section 1.02.

“Surviving Covenants” shall have the meaning set forth in Section 9.01(b).

“Surviving Representations” shall have the meaning set forth Section 9.01(a).

“Tail Policy” shall have the meaning set forth in Section 6.12(c).

“Tax” or “Taxes” means all (i) United States federal, state or local or non-United States taxes, assessments, charges, duties, levies, interest or other similar governmental charges of any nature, including all income, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, stamp duty reserve, license, payroll, withholding, ad valorem, value added, alternative minimum, environmental, customs, social security (or similar), unemployment, sick pay, disability, registration and other taxes, assessments, charges, duties, interest, fees, levies or other similar governmental charges of any kind whatsoever, whether disputed or not, together with all estimated taxes, deficiency assessments, additions to tax, charges, duties, levies, penalties and interest; (ii) any liability for the payment of any amount of a type described in clause (i) arising as a result of being or having been a member of any consolidated, combined, unitary or other group or being or having been included or required to be included in any Tax Return related thereto; and (iii) any liability for the payment of any amount of a type described in clause (i) or clause (ii) as a result of any obligation to indemnify or otherwise assume or succeed to the liability of any other Person.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Terminated Employee” shall have the meaning set forth in Section 6.07(a).

“Treasury Regulations” means the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar, substitute proposed or final Treasury Regulations.

“Welfare Plan” shall have the meaning set forth in Section 5.12(b).

Section 11.11    Specific Performance. Each of the parties hereto acknowledges that the other parties would be irreparably damaged and would not have an adequate remedy at Law for money damages if any of the covenants contained in this Agreement were not performed in accordance with its terms or otherwise were materially breached. Each of the parties hereto therefore agrees that, without the necessity of proving actual damages or posting bond or other security, the other party will be entitled to temporary and/or permanent injunction or injunctions which a court of competent jurisdiction concludes is justified to prevent breaches of such performance and to specific enforcement of such covenants in addition to any other remedy to which they may be entitled, at Law or in equity.

Section 11.12    Rules of Construction. Whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision in this Agreement. Each use herein of the masculine, neuter or feminine gender is deemed to include the other genders. Each use herein of the plural includes the singular and vice versa, in each case as the context requires or as is otherwise appropriate. The word “or” is used in the inclusive sense. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent. References to a Person are also to its permitted successors or assigns. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 11.13    Articles, Sections, Exhibits and Schedules. All articles and sections referred to herein are articles and sections, respectively, of this Agreement and all exhibits and schedules referred to herein are exhibits and schedules, respectively, attached to this Agreement. Descriptive headings as to the contents of particular sections are for convenience only and do not control or affect the meaning, construction or interpretation of this Agreement or any particular section. Any and all schedules, exhibits, certificates or other documents or instruments referred to herein or attached hereto are and will be incorporated herein by reference hereto as though fully set forth herein.

Section 11.14    Public Disclosure. None of EQBK, Equity Bank, Docking or the Bank, or any Affiliate or Subsidiary of the same, will make any announcement, statement, press release, acknowledgment or other public disclosure of the existence of, or reveal the terms, conditions or the status of, this Agreement or the transactions contemplated hereby without the prior written consent of the other parties to this Agreement (which shall not be unreasonably withheld, conditioned or delayed); provided, however, that (i) EQBK and Docking are permitted to make any public disclosures or governmental filings as legal counsel may deem necessary to maintain compliance with or to prevent violations of applicable Law, that may be necessary to obtain regulatory approval for the transactions contemplated hereby, or that may be necessary to enforce the obligations under this Agreement and (ii) EQBK may disclose the existence of, or reveal the terms, conditions or the status of, this Agreement or the transactions contemplated hereby to potential investors in EQBK that are bound by a confidentiality agreement.

Section 11.15    Extension; Waiver. At any time prior to the Closing Date, EQBK, on the one hand, and Docking, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered pursuant hereto, or (c) waive compliance by the other party with any of the agreements, covenants or conditions contained herein. Such action will be evidenced by a signed written notice given in the manner provided in Section 11.07. No party to this Agreement will by any act (except by a written instrument given pursuant to Section 11.07) be deemed to have waived any right or remedy hereunder or to have acquiesced in any breach of any of the terms and conditions hereof. No failure to exercise nor any delay in exercising any right, power or privilege hereunder by any party hereto will operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder will preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver of any party of any right or remedy on any one occasion will not be construed as a bar to any right or remedy that such party would otherwise have on any future occasion or to any right or remedy that any other party may have hereunder. Any party may unilaterally waive a right which is solely applicable to it.

Section 11.16    Amendment. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by each of the parties hereto.

Section 11.17    No Third Party Beneficiaries. Except for Section 6.07 and Section 6.12, nothing contained in this Agreement, express or implied, is intended to confer upon any Persons, other than the parties hereto or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized officers as of the date first above written.

EQUITY BANCSHARES, INC.

By:	/s/ Gregory H. Kossover
Name:	Gregory H. Kossover
Title:	Chief Financial Officer

EQUITY BANK

By:	/s/ Gregory H. Kossover
Name:	Gregory H. Kossover
Title:	Executive Vice President

DOCKING BANCSHARES, INC.

By:	/s/ William R. Docking
Name:	William R. Docking
Title:	Chairman, President & CEO

CITY BANK AND TRUST COMPANY

By:	/s/ William R. Docking
Name:	William R. Docking
Title:	Chairman of the Board

[Signature Page to Agreement and Plan of Merger]

EXHIBIT “A-1”

Attached hereto

DIRECTOR SUPPORT AGREEMENT

This DIRECTOR SUPPORT AGREEMENT (the “Agreement”) is made and entered into as of June 12, 2018, by and between Equity Bancshares, Inc. (“EQBK”), a Kansas corporation and registered bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHCA”), and [                    ], an individual resident of the State of              (“Director”). Terms with their initial letters capitalized and not otherwise defined herein have the meanings given to them in the Merger Agreement (as defined below).

RECITALS

WHEREAS, EQBK, Equity Bank (“Equity Bank”), a Kansas state bank with its principal office in Andover, Kansas, Docking Bancshares, Inc. (“Docking”), a Kansas corporation and registered bank holding company under the BHCA, and City Bank and Trust Company (“the Bank”), an Oklahoma state bank with its principal office in Guymon, Oklahoma, have entered into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), providing for EQBK’s acquisition of the Bank from Docking, through the forward merger of the Bank with and into Equity Bank, with Equity Bank surviving (the “Merger”); and

WHEREAS, as a condition and inducement to EQBK’s willingness to enter into the Merger Agreement, EQBK and Director have agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and in the Merger Agreement intending to be legally bound hereby, EQBK and Director agree as follows:

AGREEMENT

1.    Director Support. Director agrees to use his or her best efforts to refrain from harming the goodwill of the Bank, EQBK or any Subsidiary of EQBK, and their respective customer, client and vendor relationships; provided, however, during the term of this Agreement, no provisions or restrictions in this Agreement shall prevent Docking from acquiring, or prevent Director from being involved with, a financial institution anywhere in the United States other than in the Noncompete Area (as defined below). During the term of this Agreement, Director agrees to consider utilizing Equity Bank when obtaining banking products or services for his or her personal or business needs.

2.    Director Covenants.

(a)    Director acknowledges that he or she has received substantial, valuable consideration, including confidential trade secret and proprietary information relating to the identity and special needs of current and prospective customers of the Bank, the Bank’s current and prospective services, the Bank’s business projections and market studies, the Bank’s business plans and strategies, the Bank’s studies and information concerning special services unique to the Bank. Director further acknowledges and agrees that this consideration constitutes fair and adequate consideration for the execution of the non-solicitation and non-competition restrictions set forth below. Accordingly, other than in any capacity for or on behalf of EQBK or any Subsidiary of EQBK, Director agrees that Director will not, directly or indirectly, individually or as an employee, partner, officer, director or shareholder or in any other capacity whatsoever:

i.    solicit the business of any person or entity who is a customer of the Bank as of the date of this Agreement or as of the Closing Date on behalf of any other insured depository institution for the purpose of providing financial services to such person or entity, except for customers that also are customers of Docking’s subsidiary financial institution; provided, that such solicitation shall not be to offer the same or similar financial products or services as such person or entity has received from the Bank during the twelve (12) months prior to the Closing Date.

ii.    acquire any interest in (directly or indirectly), charter, operate or enter into any franchise or other management agreement with any insured depository institution that has a location within 50 miles of any location of the Bank (the “Noncompete Area”) (but notwithstanding the foregoing, Director may (1) retain any existing ownership interest in any insured depository institution as disclosed on Schedule 1 attached hereto, (2) acquire additional ownership interest in any insured depository institution listed on Schedule 1 attached hereto, (3) acquire an ownership interest in any publicly-traded depository institution or its holding company, so long as that ownership interest does not exceed 1% of the total number of shares outstanding of that depository institution or holding company, and (4) invest in an existing mutual fund that invests, directly or indirectly, in such insured depository institutions or holding companies);

iii.    from and after the Effective Time, serve as an officer, director, employee, agent or consultant to any insured depository institution that has a location within the Noncompete Area (but notwithstanding the foregoing, Director may continue to serve as a director of the insured depository institution disclosed on Schedule 2 attached hereto; provided, that Director complies with the other requirements set forth in this Agreement);

iv.    establish or operate a branch or other office of an insured depository institution within the Noncompete Area, other than the operation of the existing and proposed physical locations of the insured depository institution disclosed on Schedule 3 attached hereto; or

v.    recruit, hire, assist others in recruiting or hiring, discuss employment with, or refer others concerning employment, any person who is, or within the 12 months preceding the Closing Date was, an employee of the Bank; but nothing in this Section 2(a)(v) applies to employment other than in financial services or to those that voluntarily apply to Docking or its financial subsidiary for a job from a general solicitation for employees in newspapers and other media.

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Director may not avoid the purpose and intent of this Section 2(a) by engaging in conduct within the Noncompete Area from a remote location through means such as telecommunications, written correspondence, computer generated or assisted communications, or other similar methods.

(b)    If any court of competent jurisdiction should determine that the terms of this Section 2 are too broad in terms of time, geographic area, lines of commerce or otherwise, that court is to modify and revise any such terms so that they comply with applicable law.

(c)    Director agrees that (i) this Agreement is entered into in connection with the sale to EQBK of the Bank, (ii) Director is receiving valuable consideration for this Agreement, (iii) the restrictions imposed upon Director by this Agreement are essential and necessary to ensure EQBK acquires the goodwill of the Bank, and (iv) all the restrictions (including particularly the time and geographical limitations) set forth in this Agreement are fair and reasonable.

3.    Early Resolution Conference. This Agreement is understood to be clear and enforceable as written and is executed by both parties on that basis. However, should Director later challenge any provision as unclear, unenforceable, or inapplicable to any competitive activity that Director intends to engage in, Director will first notify EQBK in writing and meet with a EQBK representative and a neutral mediator (if EQBK elects to retain one at its expense) to discuss resolution of any disputes between the parties. Director will provide this notice at least twenty-one (21) days before Director engages in any activity on behalf of a competing business or engages in other activity that could foreseeably fall within a questioned restriction. If Director fails to comply with this requirement, Director waives his right to challenge the reasonable scope, clarity, applicability or enforceability of this Agreement and its restrictions at a later time.

4.    Termination. This Agreement and all obligations hereunder will terminate on the earlier of (a) the date the Merger Agreement is terminated pursuant to Section 10.01 of the Merger Agreement or (b) the date that is twenty-four (24) months after the Closing Date.

5.    Waiver, Amendment and Modification. Any party may unilaterally waive a right which is solely applicable to it. Such action will be evidenced by a signed written notice. No failure to exercise nor any delay in exercising any right, power or privilege hereunder by any party hereto will operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder will preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver of any party of any right or remedy on any one occasion will not be construed as a bar to any right or remedy that such party would otherwise have on any future occasion or to any right or remedy that any other party may have hereunder. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by each of the parties hereto.

6.    Governing Law. THIS AGREEMENT IS TO BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF KANSAS WITHOUT REGARD FOR THE PROVISIONS THEREOF REGARDING

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CHOICE OF LAW THAT WOULD APPLY THE LAW OF A DIFFERENT JURISDICTION. VENUE FOR ANY CAUSE OF ACTION BETWEEN THE PARTIES TO THIS AGREEMENT WILL LIE IN SEDGEWICK COUNTY, KANSAS. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.

7.    Binding Effect; Assignment. All of the terms, covenants, representations, warranties and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the parties and their respective successors, representatives and permitted assigns. No party to this Agreement may assign this Agreement, by operation of law or otherwise, in whole or in part, without the prior written consent of the other parties, and any purported assignment made or attempted in violation of this Section shall be null and void.

8.    No Third Party Beneficiaries. Nothing contained in this Agreement, express or implied, is intended to confer upon any Persons, other than the parties hereto or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

9.    Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, then (a) this Agreement is to be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof; (b) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by such illegal, invalid or unenforceable provision or by its severance from this Agreement; and (c) there will be added automatically as a part of this Agreement a provision mutually agreed to which is similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable.

10.    Specific Performance. Each of the parties hereto acknowledges that the other parties would be irreparably damaged and would not have an adequate remedy at law for money damages if any of the covenants contained in this Agreement were not performed in accordance with its terms or otherwise were materially breached. Each of the parties hereto therefore agrees that, without the necessity of proving actual damages or posting bond or other security, the other party will be entitled to temporary and/or permanent injunction or injunctions which a court of competent jurisdiction concludes is justified to prevent breaches of such performance and to specific enforcement of such covenants in addition to any other remedy to which they may be entitled, at law or in equity.

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11.    Entire Agreement. This Agreement, the Merger Agreement and the other agreements, documents, schedules and instruments signed and delivered by the parties to each other at the Closing are the full understanding of the parties, a complete allocation of risks between them and a complete and exclusive statement of the terms and conditions of their agreement relating to the subject matter hereof and supersede any and all prior agreements, whether written or oral, that may exist between the parties with respect thereto. Except as otherwise specifically provided in this Agreement, no conditions, usage of trade, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Agreement is binding unless hereafter made in writing and signed by the party to be bound, and no modification will be effected by the acknowledgment or acceptance of documents containing terms or conditions at variance with or in addition to those set forth in this Agreement.

12.    Rules of Construction. Descriptive headings as to the contents of particular sections are for convenience only and do not control or affect the meaning, construction or interpretation of this Agreement or any particular section. Whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision in this Agreement. Each use herein of the masculine, neuter or feminine gender is deemed to include the other genders. Each use herein of the plural includes the singular and vice versa, in each case as the context requires or as is otherwise appropriate. The word “or” is used in the inclusive sense. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent. References to a Person are also to its permitted successors or assigns. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

13.    Notice. Any and all notices, requests, instructions and other communications required or permitted to be given under this Agreement after the date of this Agreement by any party hereto to any other party may be delivered personally or by nationally recognized overnight courier service or sent by U.S. mail or (except in the case of payments) by facsimile transmission, at the respective addresses or transmission numbers set forth below and is deemed delivered (a) in the case of personal delivery or facsimile transmission, when received; (b) in the case of mail, upon the earlier of actual receipt or five (5) Business Days after deposit in the United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested; and (c) in the case of an overnight courier service, one (1) Business Day after delivery to such courier service with instructions for overnight delivery. The parties may change

5

their respective addresses and transmission numbers by written notice to all other parties, sent as provided in this Section. All communications must be in writing and addressed as follows:

If to Director:

If to EQBK:

Brad S. Elliott

Chairman and Chief Executive Officer

Equity Bancshares, Inc.

7701 East Kellogg Drive, Suite 200

Wichita, Kansas 67207

Facsimile: (316) 681-0839

With a copy (which shall not constitute notice) to:

Michael G. Keeley, Esq.

Norton Rose Fulbright US LLP

2200 Ross Avenue, Suite 3600

Dallas, Texas 75201-7932

Facsimile: (214) 855-8200

14.    Articles, Sections, Exhibits and Schedules. All articles and sections referred to herein are articles and sections, respectively, of this Agreement and all exhibits and schedules referred to herein are exhibits and schedules, respectively, attached to this Agreement. Descriptive headings as to the contents of particular sections are for convenience only and do not control or affect the meaning, construction or interpretation of this Agreement or any particular section. Any and all schedules, exhibits, certificates or other documents or instruments referred to herein or attached hereto are and will be incorporated herein by reference hereto as though fully set forth herein.

15.    Multiple Counterparts. For the convenience of the parties hereto, this Agreement may be signed in multiple counterparts, each of which will be deemed an original, and all counterparts hereof so signed by the parties hereto, whether or not such counterpart will bear the execution of each of the parties hereto, will be deemed to be, and is to be construed as, one and the same Agreement. A facsimile or electronic scan in “PDF” format of a signed counterpart of this Agreement will be sufficient to bind the party or parties whose signature(s) appear thereon.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

DIRECTOR

Name

EQUITY BANCSHARES, INC.

By:
Name:	Gregory H. Kossover
Title:	Chief Financial Officer

[Signature Page to Director Support Agreement]

SCHEDULE 1

EXISTING OWNERSHIP INTEREST

Director	Institution

SCHEDULE 2

EXISTING MANAGEMENT POSITION

SCHEDULE 3

LOCATIONS

EXHIBIT “A-2”

Attached hereto

DIRECTOR SUPPORT AGREEMENT

This DIRECTOR SUPPORT AGREEMENT (the “Agreement”) is made and entered into as of June 12, 2018, by and between Equity Bancshares, Inc. (“EQBK”), a Kansas corporation and registered bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHCA”), and [                    ], an individual resident of the State of              (“Director”). Terms with their initial letters capitalized and not otherwise defined herein have the meanings given to them in the Merger Agreement (as defined below).

RECITALS

WHEREAS, EQBK, Equity Bank (“Equity Bank”), a Kansas state bank with its principal office in Andover, Kansas, Docking Bancshares, Inc. (“Docking”), a Kansas corporation and registered bank holding company under the BHCA, and City Bank and Trust Company (“the Bank”), an Oklahoma state bank with its principal office in Guymon, Oklahoma, have entered into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), providing for EQBK’s acquisition of the Bank from Docking, through the forward merger of the Bank with and into Equity Bank, with Equity Bank surviving (the “Merger”);

WHEREAS, EQBK will acquire all of the assets and liabilities of the Bank, including all of the goodwill of the Bank, pursuant to the Merger Agreement which provides, among other things, that (i) the Bank will merge with and into Equity Bank and (ii) that all of the issued and outstanding shares of common stock, par value $100.00 per share, of the Bank, other than Cancelled Shares, will be exchanged for cash to be paid to Docking, as the sole shareholder of the Bank, which includes a premium to the fair market value and includes the goodwill of the Bank; and

WHEREAS, as a condition and inducement to EQBK’s willingness to enter into the Merger Agreement, EQBK and Director have agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and in the Merger Agreement intending to be legally bound hereby, EQBK and Director agree as follows:

AGREEMENT

1.    Director Support. Director agrees to use his or her best efforts to refrain from harming the goodwill of the Bank, EQBK or any Subsidiary of EQBK, and their respective customer, client and vendor relationships; provided, however, during the term of this Agreement, no provisions or restrictions in this Agreement shall prevent Docking from acquiring, or prevent Director from being involved with, a financial institution anywhere in the United States other than in the Noncompete Area (as defined below). During the term of this Agreement, Director agrees to consider utilizing Equity Bank when obtaining banking products or services for his or her personal or business needs.

2.    Director Covenants.

(a)    Director acknowledges that he or she has received substantial, valuable consideration, including confidential trade secret and proprietary information relating to the identity and special needs of current and prospective customers of the Bank, the Bank’s current and prospective services, the Bank’s business projections and market studies, the Bank’s business plans and strategies, the Bank’s studies and information concerning special services unique to the Bank. Director further acknowledges and agrees that this consideration constitutes fair and adequate consideration for the execution of the non-solicitation and non-competition restrictions set forth below. Accordingly, other than in any capacity for or on behalf of EQBK or any Subsidiary of EQBK, Director agrees that Director will not, directly or indirectly, individually or as an employee, partner, officer, director or shareholder or in any other capacity whatsoever:

i.    solicit the business of any person or entity who is a customer of the Bank as of the date of this Agreement or as of the Closing Date on behalf of any other insured depository institution for the purpose of providing financial services to such person or entity, except for customers that also are customers of Docking’s subsidiary financial institution; provided, that such solicitation shall not be to offer the same or similar financial products or services as such person or entity has received from the Bank during the twelve (12) months prior to the Closing Date.

ii.    acquire any interest in (directly or indirectly), charter, operate or enter into any franchise or other management agreement with any insured depository institution that has a location (A) in Texas County, Oklahoma, or (B) any county that is contiguous to Texas County, Oklahoma (the “Noncompete Area”) (but notwithstanding the foregoing, Director may (1) retain any existing ownership interest in any insured depository institution as disclosed on Schedule 1 attached hereto, (2) acquire additional ownership interest in any insured depository institution listed on Schedule 1 attached hereto, (3) acquire an ownership interest in any publicly-traded depository institution or its holding company, so long as that ownership interest does not exceed 1% of the total number of shares outstanding of that depository institution or holding company, and (4) invest in an existing mutual fund that invests, directly or indirectly, in such insured depository institutions or holding companies);

iii.    from and after the Effective Time, serve as an officer, director, employee, agent or consultant to any insured depository institution that has a location within the Noncompete Area (but notwithstanding the foregoing, Director may continue to serve as a director of the insured depository institution disclosed on Schedule 2 attached hereto; provided, that Director complies with the other requirements set forth in this Agreement);

iv.    establish or operate a branch or other office of an insured depository institution within the Noncompete Area, other than the operation of the existing and proposed physical locations of the insured depository institution disclosed on Schedule 3 attached hereto; or

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v.    recruit, hire, assist others in recruiting or hiring, discuss employment with, or refer others concerning employment, any person who is, or within the 12 months preceding the Closing Date was, an employee of the Bank; but nothing in this Section 2(a)(v) applies to employment other than in financial services or to those that voluntarily apply to Docking or its financial subsidiary or a job from a general solicitation for employees in newspapers and other media.

Director may not avoid the purpose and intent of this Section 2(a) by engaging in conduct within the Noncompete Area from a remote location through means such as telecommunications, written correspondence, computer generated or assisted communications, or other similar methods.

(b)    If any court of competent jurisdiction should determine that the terms of this Section 2 are too broad in terms of time, geographic area, lines of commerce or otherwise, that court is to modify and revise any such terms so that they comply with applicable law.

(c)    Director agrees that (i) this Agreement is entered into in connection with the sale to EQBK of the Bank, (ii) Director is receiving valuable consideration for this Agreement, (iii) the restrictions imposed upon Director by this Agreement are essential and necessary to ensure EQBK acquires the goodwill of the Bank, and (iv) all the restrictions (including particularly the time and geographical limitations) set forth in this Agreement are fair and reasonable.

3.    Shareholder Representation. Director hereby represents and warrants that he or she is the registered owner of the number of shares of common stock, par value $10.00 per share, of Docking set forth below Director’s name on the signature page hereto.

4.    Early Resolution Conference. This Agreement is understood to be clear and enforceable as written and is executed by both parties on that basis. However, should Director later challenge any provision as unclear, unenforceable, or inapplicable to any competitive activity that Director intends to engage in, Director will first notify EQBK in writing and meet with a EQBK representative and a neutral mediator (if EQBK elects to retain one at its expense) to discuss resolution of any disputes between the parties. Director will provide this notice at least twenty-one (21) days before Director engages in any activity on behalf of a competing business or engages in other activity that could foreseeably fall within a questioned restriction. If Director fails to comply with this requirement, Director waives his right to challenge the reasonable scope, clarity, applicability or enforceability of this Agreement and its restrictions at a later time.

5.    Termination. This Agreement and all obligations hereunder will terminate on the earlier of (a) the date the Merger Agreement is terminated pursuant to Section 10.01 of the Merger Agreement or (b) the date that is twenty-four (24) months after the Closing Date.

6.    Waiver, Amendment and Modification. Any party may unilaterally waive a right which is solely applicable to it. Such action will be evidenced by a signed written notice. No failure to exercise nor any delay in exercising any right, power or privilege hereunder by any

3

party hereto will operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder will preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver of any party of any right or remedy on any one occasion will not be construed as a bar to any right or remedy that such party would otherwise have on any future occasion or to any right or remedy that any other party may have hereunder. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by each of the parties hereto.

7.    Governing Law. THIS AGREEMENT IS TO BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF OKLAHOMA. VENUE FOR ANY CAUSE OF ACTION BETWEEN THE PARTIES TO THIS AGREEMENT WILL LIE IN SEDGEWICK COUNTY, KANSAS. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.

8.    Binding Effect; Assignment. All of the terms, covenants, representations, warranties and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the parties and their respective successors, representatives and permitted assigns. No party to this Agreement may assign this Agreement, by operation of law or otherwise, in whole or in part, without the prior written consent of the other parties, and any purported assignment made or attempted in violation of this Section shall be null and void.

9.    No Third Party Beneficiaries. Nothing contained in this Agreement, express or implied, is intended to confer upon any Persons, other than the parties hereto or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

10.    Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, then (a) this Agreement is to be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof; (b) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by such illegal, invalid or unenforceable provision or by its severance from this Agreement; and (c) there will be added automatically as a part of this Agreement a provision mutually agreed to which is similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable.

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11.    Specific Performance. Each of the parties hereto acknowledges that the other parties would be irreparably damaged and would not have an adequate remedy at law for money damages if any of the covenants contained in this Agreement were not performed in accordance with its terms or otherwise were materially breached. Each of the parties hereto therefore agrees that, without the necessity of proving actual damages or posting bond or other security, the other party will be entitled to temporary and/or permanent injunction or injunctions which a court of competent jurisdiction concludes is justified to prevent breaches of such performance and to specific enforcement of such covenants in addition to any other remedy to which they may be entitled, at law or in equity.

12.    Entire Agreement. This Agreement, the Merger Agreement and the other agreements, documents, schedules and instruments signed and delivered by the parties to each other at the Closing are the full understanding of the parties, a complete allocation of risks between them and a complete and exclusive statement of the terms and conditions of their agreement relating to the subject matter hereof and supersede any and all prior agreements, whether written or oral, that may exist between the parties with respect thereto. Except as otherwise specifically provided in this Agreement, no conditions, usage of trade, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Agreement is binding unless hereafter made in writing and signed by the party to be bound, and no modification will be effected by the acknowledgment or acceptance of documents containing terms or conditions at variance with or in addition to those set forth in this Agreement.

13.    Rules of Construction. Descriptive headings as to the contents of particular sections are for convenience only and do not control or affect the meaning, construction or interpretation of this Agreement or any particular section. Whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision in this Agreement. Each use herein of the masculine, neuter or feminine gender is deemed to include the other genders. Each use herein of the plural includes the singular and vice versa, in each case as the context requires or as is otherwise appropriate. The word “or” is used in the inclusive sense. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent. References to a Person are also to its permitted successors or assigns. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

14.    Notice. Any and all notices, requests, instructions and other communications required or permitted to be given under this Agreement after the date of this Agreement by any party hereto to any other party may be delivered personally or by nationally recognized overnight

5

courier service or sent by U.S. mail or (except in the case of payments) by facsimile transmission, at the respective addresses or transmission numbers set forth below and is deemed delivered (a) in the case of personal delivery or facsimile transmission, when received; (b) in the case of mail, upon the earlier of actual receipt or five (5) Business Days after deposit in the United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested; and (c) in the case of an overnight courier service, one (1) Business Day after delivery to such courier service with instructions for overnight delivery. The parties may change their respective addresses and transmission numbers by written notice to all other parties, sent as provided in this Section. All communications must be in writing and addressed as follows:

If to Director:

If to EQBK:

Brad S. Elliott

Chairman and Chief Executive Officer

Equity Bancshares, Inc.

7701 East Kellogg Drive, Suite 200

Wichita, Kansas 67207

Facsimile: (316) 681-0839

With a copy (which shall not constitute notice) to:

Michael G. Keeley, Esq.

Norton Rose Fulbright US LLP

2200 Ross Avenue, Suite 3600

Dallas, Texas 75201-7932

Facsimile: (214) 855-8200

15.    Articles, Sections, Exhibits and Schedules. All articles and sections referred to herein are articles and sections, respectively, of this Agreement and all exhibits and schedules referred to herein are exhibits and schedules, respectively, attached to this Agreement. Descriptive headings as to the contents of particular sections are for convenience only and do not control or affect the meaning, construction or interpretation of this Agreement or any particular section. Any and all schedules, exhibits, certificates or other documents or instruments referred to herein or attached hereto are and will be incorporated herein by reference hereto as though fully set forth herein.

16.    Multiple Counterparts. For the convenience of the parties hereto, this Agreement may be signed in multiple counterparts, each of which will be deemed an original, and all counterparts hereof so signed by the parties hereto, whether or not such counterpart will bear the execution of each of the parties hereto, will be deemed to be, and is to be construed as, one and the same Agreement. A facsimile or electronic scan in “PDF” format of a signed counterpart of this Agreement will be sufficient to bind the party or parties whose signature(s) appear thereon.

[Signature Page Follows]

6

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

DIRECTOR

Name

Number of Shares:

EQUITY BANCSHARES, INC.

By:
Name:	Gregory H. Kossover
Title:	Chief Financial Officer

[Signature Page to Director Support Agreement]

SCHEDULE 1

EXISTING OWNERSHIP INTEREST

Director	Institution

SCHEDULE 2

EXISTING MANAGEMENT POSITION

SCHEDULE 3

LOCATIONS